Filed Pursuant to Rule 424(b)(5)

Registration No. 333-238256

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Maximum Offering Price per Note	Maximum Aggregate Offering Price	Amount of registration fee (1)
3.700% Senior Notes due 2031	$450,000,000	99.494%	$447,723,000	$58,114

(1)

Calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). The fee payable in connection with the offering pursuant to this prospectus supplement has been paid in accordance with Rule 456(b) under the Securities Act.

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 14, 2020)

$450,000,000

Choice Hotels International, Inc.

3.700% Senior Notes due 2031

We are offering $450,000,000 aggregate principal amount of 3.700% senior notes due 2031 (the “notes”). The notes will mature on January 15, 2031. We will pay interest on the notes semi-annually on January 15 and July 15 of each year, beginning on January 15, 2021. The interest rate payable on the notes will be subject to adjustment based on certain rating events. See “Description of Notes—Interest Rate Adjustment of the Notes Based on Certain Rating Events.” The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may redeem the notes, in whole or in part at any time or from time to time, at our option at the applicable redemption price described in this prospectus supplement under “Description of Notes—Optional Redemption.” If we experience a change of control triggering event and have not otherwise elected to redeem the notes, we will be required to offer to repurchase the notes from holders as described under “Description of Notes—Repurchase of notes upon a Change of Control.”

The notes will be our senior unsecured obligations and will rank equally with our other current and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to all of our and our subsidiaries’ secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

The notes are a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or on any automated dealer quotation system.

Investing in the notes involves risks. See “Risk Factors ” beginning on page S-7 of this prospectus supplement and in our other filings with the Securities and Exchange Commission incorporated by reference in this prospectus supplement and the accompanying prospectus to read about important facts you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price (1)	99.494%	$447,723,000
Underwriting discount	0.650%	$2,925,000
Proceeds, before expenses, to us	98.844%	$444,798,000

(1)	Plus accrued interest, if any, from July 23, 2020, if settlement occurs after that date.

We expect delivery of the notes will be made in book-entry form through The Depository Trust Company for the accounts of its participants, including Euroclear and Clearstream, on or about July 23, 2020.

Joint Book-Running Managers

Wells Fargo Securities	SunTrust Robinson Humphrey	J.P. Morgan

US Bancorp	Fifth Third Securities	Goldman Sachs & Co. LLC

Co-Managers

Barclays	BofA Securities	Capital One Securities

Deutsche Bank Securities		PNC Capital Markets LLC

Prospectus Supplement dated July 9, 2020.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the notes that we are currently offering and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the notes that we are currently offering. Generally, the term “prospectus” refers to both parts combined.

You should read this prospectus supplement along with the accompanying prospectus and the documents incorporated by reference herein and therein. If the information varies between this prospectus supplement, the accompanying prospectus, or any information incorporated therein by reference, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

In this prospectus supplement, “we,” “us,” “our,” the “Company,” and “Choice” refer to Choice Hotels International, Inc. and its subsidiaries, as the context requires.

Our logo and other trademarks mentioned in this prospectus supplement, or any document incorporated by reference herein, are our property. Certain trademarks referred to in this prospectus supplement may be without the ® or TM symbol, as applicable, but this is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our right to these trademarks. Other brand names or trademarks appearing in this prospectus supplement or any document incorporated by reference herein are the property of their respective owners.

Neither we nor the underwriters have authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”) for use in connection with this offering. We and the underwriters are offering to sell, and seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus or in any such free writing prospectus is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations, and prospects may have changed since those dates.

S-ii

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement and the accompanying prospectus, or the documents incorporated by reference herein and therein, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “expect,” “estimate,” “believe,” “anticipate,” “should,” “will,” “forecast,” “plan,” “project,” “assume,” or similar words of futurity. All statements other than historical facts are forward-looking statements. These forward-looking statements are based on management’s current beliefs, assumptions, and expectations regarding future events, which in turn are based on information currently available to management. Such statements may relate to projections of the Company’s revenue, expenses, earnings, debt levels, ability to repay outstanding indebtedness, payment of dividends, repurchases of common stock, and other financial and operational measures, including occupancy and open hotels, our ability to benefit from any rebound in travel demand, our liquidity, our ability to assist franchisees through relief or other financial measures, our ability to minimize or manage disruptions posed by COVID-19, our ability to achieve cost savings and reduce discretionary spending and investments, and the impact of COVID-19 and economic conditions on our future operations, among other matters. We caution you not to place undue reliance on any such forward-looking statements.

Forward-looking statements do not guarantee future performance and involve known and unknown risks, uncertainties, and other factors. Several factors could cause our actual results, performance or achievements to differ materially from those expressed in or contemplated by the forward-looking statements. Such risks include, but are not limited to:

•	continuation, resurgence, or worsening of the COVID-19 pandemic, including quarantines, “shelter-in-place” orders, or other travel restrictions;

•	new information which may emerge concerning the severity or impact of the COVID-19 pandemic and the development of vaccines and treatments for COVID-19;

•

changes in consumer demand and confidence, including the impact of the COVID-19 pandemic on unemployment rates, consumer discretionary spending, and the demand for travel, transient, and group business;

•	the impact of COVID-19 on the global hospitality industry, particularly but not exclusively in the U.S. travel market;

•	the success of our mitigation efforts in response to the COVID-19 pandemic;

•	the performance of our brands and categories in any recovery from the COVID-19 pandemic disruption;

•	the timing and amount of future dividends and share repurchases;

•	changes to general, domestic, and foreign economic conditions, including access to liquidity and capital as a result of COVID-19;

•	future domestic or global outbreaks of COVID-19 or other epidemics, pandemics, or contagious diseases, or fear of such outbreaks;

•	changes in law and regulation applicable to the travel, lodging, or franchising industries;

•	foreign currency fluctuations;

•	impairments or declines in the value of our assets;

•	operating risks common in the travel, lodging, or franchising industries;

S-iii

•	changes to the desirability of our brands, as viewed by hotel operators and customers;

•	changes to the terms or termination of our contracts with franchisees and our relationships with our franchisees;

•	our ability to keep pace with improvements in technology utilized for marketing and reservations systems and other operating systems;

•	the commercial acceptance of our software as a service technology solutions division’s products and services;

•	our ability to grow our franchise system;

•	exposure to risks related to our hotel-development, financing, and ownership activities;

•	exposures to risks associated with our investments in new businesses;

•	fluctuations in the supply and demand for hotel rooms;

•	our ability to realize anticipated benefits from acquired businesses;

•	impairments or losses relating to acquired businesses;

•	the level of acceptance of alternative growth strategies we may implement;

•	cyber security and data breach risks;

•	ownership and financing activities;

•	hotel closures or financial difficulties of our franchisees;

•	operating risks associated with our international operations, especially in areas currently most affected by COVID-19;

•	the outcome of litigation;

•	our ability to effectively manage our indebtedness and secure our indebtedness; and

•	any future resurgence of COVID-19.

We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. Additional risks and uncertainties can be found in the sections titled “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which are incorporated by reference in this prospectus supplement, and “Risk Factors” elsewhere in this prospectus supplement and accompanying prospectus, as well as in those described from time to time in our future reports filed with the SEC.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information contained, or incorporated by reference, in this prospectus supplement to help you understand our business and the principal terms of the notes offered hereby. It does not contain all of the information that may be important to you. You should carefully read this prospectus supplement and the accompanying prospectus in their entirety, including the information incorporated by reference herein and therein, to understand fully the considerations that are important to you in making your investment decision. You should pay special attention to the “Risk Factors” beginning on page S-7 and the section entitled “Forward-Looking Statements” beginning on page S-iii.

Our Company

We are primarily a hotel franchisor with franchise agreements and owned hotels representing 7,145 hotels open comprising 598,223 rooms and 1,055 hotels under construction, awaiting conversion or approved for development comprising 86,590 rooms as of March 31, 2020, located in 50 states, the District of Columbia and over 40 countries and territories outside the United States. Our brand names include Comfort Inn®, Comfort Suites®, Quality®, Clarion®, Clarion Pointe™, Ascend Hotel Collection®, Sleep Inn®, Econo Lodge®, Rodeway Inn®, MainStay Suites®, Suburban Extended Stay Hotel®, WoodSpring Suites®, Everhome™ Suites, and Cambria Hotels®.

We generate revenues, income and cash flows primarily from our franchising operations and the initial, relicensing and continuing royalty fees attributable to our franchise agreements. Revenues are also generated from five owned hotels, partnerships with qualified vendors and travel partners that provide value-added solutions to our platform of guests and over 7,000 hotels, and other sources. Our principal source of revenues is franchise fees based on the gross room revenues or number of rooms of our franchised properties. With a primary focus on hotel franchising, we benefit from the economies of scale inherent in the franchising business. The fee and cost structure of our franchising business provides opportunities to improve operating results by increasing the number of franchised hotel rooms and effective royalty rates of our franchise contracts resulting in increased initial and relicensing fee revenue, ongoing royalty fees and procurement services revenues. In addition, our operating results can also be improved through our company-wide efforts related to improving property level performance and expanding the number of partnerships with travel related companies.

Our executive offices are located at 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850, and our telephone number is (301) 592-5000. Information about the Company is available on our website at www.choicehotels.com. Information on our website is not a part of, or incorporated by reference into, this prospectus supplement or the accompanying prospectus.

Recent Developments

Current Trends

The evolving spread of COVID-19 has caused significant disruptions to the global economy and the hospitality industry, including in the United States, where more than 80% of our franchised hotels are located. The COVID-19 pandemic has led governments and other authorities and businesses around the world to impose or recommend measures intended to control its spread, including temporary closures of many businesses, “shelter-in-place” orders, travel restrictions, cancellation of events, including sporting events, conferences and meetings, social distancing measures and other governmental regulations. As a result, the COVID-19 pandemic and its consequences have dramatically reduced travel and demand for hotel rooms which has had, and is expected to continue to have, a material adverse impact on our business, financial condition and results of operations. See “Risk Factors” below for additional information.

The impacts of COVID-19 were first experienced by us toward the end of the first quarter of 2020. Domestic occupancy levels fell below 50% overall during March, ranging between 25.5% and 32.5% in the last ten days of the month, which was reflected in decreases in revenue per available room (“RevPAR”). Since early April we have observed steadily increasing domestic occupancy levels which approached 50% by the end of June 2020, as shown in the chart below. As the continued impact of COVID-19 on the hospitality industry and our company are uncertain, we cannot predict if these trends will continue.

Tender Offer for 5.750% Notes due 2022

Concurrently with this offering, we commenced a cash tender offer (the “Tender Offer”) to purchase up to $160.0 million aggregate principal amount of the Company’s 5.750% Senior Notes due 2022 (the “2022 Notes”), subject to increase or decrease. Subsequent to commencement, on July 9, 2020 the Tender Offer was upsized to $180.0 million aggregate principal amount of the 2022 Notes. Approximately $400.0 million aggregate principal amount of the 2022 Notes is currently outstanding.

The Tender Offer is being made upon the terms and conditions set forth in our offer to purchase, dated July 9, 2020 (the “Offer to Purchase”).

The Tender Offer is subject to a number of conditions, including the consummation of this offering. This offering is not conditioned on the closing of the Tender Offer and there can be no assurance as to the principal amount of 2022 Notes, if any, that will be tendered or accepted for purchase pursuant to the Tender Offer. We intend to fund the purchase price for the 2022 Notes accepted for purchase in the Tender Offer using a portion of the net proceeds from this offering.

This prospectus supplement is not an offer to purchase the 2022 Notes or a solicitation of an offer to sell the 2022 Notes. The Tender Offer is being made only by and pursuant to the terms of the Offer to Purchase to the recipients thereof.

In addition, Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC are acting as the dealer managers in connection with the Tender Offer, and they will receive customary compensation in connection therewith. Additionally, certain of the underwriters and/or their respective affiliates may own certain of the securities of the Company, including the 2022 Notes, and may therefore receive a portion of the net proceeds from this offering if such 2022 Notes are tendered in the Tender Offer. See “Underwriting (Conflicts of Interest)—Conflicts of Interest” and ” Underwriting (Conflicts of Interest)—Other Relationships.”

Summary of the Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	Choice Hotels International, Inc.

Securities Offered	$450,000,000 aggregate principal amount of 3.700% senior notes due 2031.

Maturity Date	The notes will mature on January 15, 2031, unless earlier redeemed at our option prior to such date.

Interest; Interest Rate Adjustment	The notes will bear interest at the rate of 3.700% per year subject to adjustment as described in “Description of Notes—Interest Rate Adjustment of the Notes Based on Certain Rating Events.” Interest on the notes will be payable semi-annually on January 15 and July 15 of each year, beginning on January 15, 2021. Interest will accrue from July 23, 2020.

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payments with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will not be guaranteed by any of our subsidiaries and so will be effectively subordinated to all of our and our subsidiaries’ secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

Optional Redemption	We may redeem the notes, in whole or in part at any time at our option at the applicable redemption price before they mature. If we redeem the notes prior to October 15, 2030 (three months prior to the maturity date) (the “Par Call Date”), the redemption price will equal the greater of (i) 100% of the principal amount of the notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would have been payable in respect of such principal had such notes matured on the Par Call Date (not including any portion of interest accrued as of the date of redemption) discounted on a semi-annual basis at the applicable treasury rate plus 50 basis points, plus accrued and unpaid interest, if any, to the date of redemption. If we redeem the notes on or after the Par Call Date, the redemption price will equal 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to the redemption date. See “Description of Notes—Optional Redemption.”

Change of Control Offer	If a change of control triggering event, as defined in the Indenture (as defined below), occurs, holders may require us to repurchase their notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase, as described under the heading “Description of Notes—Repurchase of Notes upon a Change of Control.”

Further Issuances	We will issue the notes under the Indenture. We may, without the consent of the existing holders, issue additional notes having the same terms so that the existing notes and additional notes form a single series under the Indenture.

No Prior Market	The notes will be a new issue of securities for which there is currently no market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so and they may discontinue market making activities at any time without notice. We cannot assure you that a liquid market for the notes will develop or be maintained.

Use of Proceeds	The net proceeds from the sale of the notes are estimated to be approximately $443.6 million, after deducting underwriting discounts and commissions and other offering expenses payable by us. We intend to use the net proceeds from this offering to repay our $250.0 million unsecured term loan (the “Term Loan”) and to fund the purchase price of the 2022 Notes tendered and accepted by us for purchase pursuant to the Tender Offer, including the payment of accrued interest and any applicable early tender premiums. We may use any remaining net proceeds for working capital and general corporate purposes, including repayment of borrowings under our $600.0 million senior unsecured revolving credit facility (the “Revolver”). See “Use of Proceeds.”

Conflicts of Interest	Certain of the underwriters or affiliates of certain of the underwriters in this offering may receive more than 5% of the net proceeds of this offering in connection with the consummation of this offering and the intended use of proceeds. See “Use of Proceeds” in this prospectus supplement. As a result, this offering will be made in compliance with the requirements of the Financial Industry Regulatory Authority (“FINRA”) Rule 5121.

Because the notes offered hereby will be rated investment grade, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Risk Factors	An investment in the notes involves risks. Before making an investment decision, you should carefully read and consider, in addition to the matters set forth elsewhere in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein, the information in the “Risk Factors” section beginning on page S-7.

Governing Law	State of New York

Trustee	Wells Fargo Bank, National Association

Summary Consolidated Financial Data

The following tables set forth certain of our summary consolidated financial data. We derived our summary consolidated financial data as of and for the years ended December 31, 2019, 2018 and 2017 from our consolidated financial statements, which were audited by Ernst & Young LLP. We derived our summary consolidated financial data as of and for the three months ended March 31, 2020 and 2019 from our unaudited consolidated financial statements.

Our summary consolidated financial data is not necessarily indicative of our future performance. The data provided in this table are only summary information and do not provide all the data contained in our financial statements. This table should be read in conjunction with and is qualified in its entirety by our audited consolidated financial statements and related notes thereto for the years ended December 31, 2019, 2018 and 2017, our unaudited consolidated financial statements and related notes thereto for the three months ended March 31, 2020 and 2019, and sections of this prospectus supplement entitled “Use of Proceeds” and “Capitalization” and the documents incorporated by reference into this prospectus supplement.

	Year Ended December 31,			Three Months Ended March 31,
	2017	2018	2019	2019	2020
	(in thousands, except per share amounts)
REVENUES:
Royalty fees	$341,745	$376,676	$388,151	$80,353	$70,339
Initial franchise and relicensing fees	23,038	26,072	27,489	6,807	7,284
Procurement services	40,451	52,088	61,429	11,947	13,797
Marketing and reservation system	499,625	543,677	577,426	110,064	110,385
Owned hotels	—	—	20,282	—	9,422
Other	36,438	42,791	40,043	9,149	6,948

Total revenues	941,297	1,041,304	1,114,820	218,320	$218,175
OPERATING EXPENSES:
Selling, general and administrative	165,821	170,027	168,833	39,514	28,835
Depreciation and amortization	6,680	14,330	18,828	3,616	6,529
Marketing and reservation system	479,400	534,266	579,139	119,839	130,447
Owned hotels	—	—	14,448	—	6,034

Total operating expenses	651,901	718,623	781,248	162,969	171,845
Impairment of goodwill	—	(4,289)	(3,097)	(3,097)	—
Impairment of long-lived assets	—	—	(7,259)	(7,304)	—
Loss on sale of business	—	—	(4,674)	—	—
Gain on sale of assets, net	257	82	100	100	—

Operating income	289,653	318,474	318,642	45,050	46,330
OTHER INCOME AND EXPENSES, NET:
Interest expense	45,039	45,908	46,807	11,211	11,380
Interest income	(5,920)	(7,452)	(9,996)	(2,613)	(2,288)
Loss on extinguishment of debt	—	—	7,188	—	607
Other (gains) losses	(3,229)	1,437	(4,862)	(2,198)	4,277
Equity in net (income) loss of affiliates	4,546	5,323	9,576	2,171	1,955

Total other income and expenses, net	40,436	45,216	48,713	8,571	15,931

Income before income taxes	249,217	273,258	269,929	36,479	30,399
Income tax expense	126,890	56,903	47,051	6,398	(25,064)

Net income	$122,327	$216,355	$222,878	$30,081	$55,463

Basic earnings per share	$2.16	$3.83	$4.00	$0.54	$1.00
Diluted earnings per share	2.15	3.80	3.98	0.54	0.99

RISK FACTORS

Investing in the notes involves risks. Before making a decision to invest in the notes, you should carefully consider the risks and uncertainties described below, together with the risk factors described in reports we file with the SEC and incorporated by reference into this prospectus supplement and the accompanying prospectus. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our subsequently filed Quarterly Reports on Form 10-Q, as such may be updated in any future filings we make under the Exchange Act. If any of the risks actually occur, our business, financial condition, liquidity, results of operations, cash flows, or prospects could suffer. In that event, we may be unable to meet our obligations under the notes and you may lose all or part of your investment.

Risks Relating to our Business

The recent COVID-19 pandemic has negatively affected and will continue to negatively affect our business, financial condition and results of operations.

The global spread and unprecedented impact of COVID-19 is complex and rapidly evolving and has resulted in significant disruption and additional risks to our business, the global hospitality industry and the global economy. The COVID-19 pandemic has led governments and other authorities around the world to impose or recommend measures intended to control its spread, including travel bans, business and school closures, quarantines, “shelter-in-place” orders and implementation of other social distancing measures. As a result, the COVID-19 pandemic and its consequences have dramatically reduced travel and demand for hotel rooms which has had, and is expected to continue to have, a material adverse impact on our business, financial condition and results of operations. As the COVID-19 pandemic continues to spread, federal, state and local governments, as well as businesses, have implemented significant restrictions in attempt to mitigate this public health crisis. A majority of our franchised properties are operated within the United States and currently many states have begun phased re-openings. However, several states that began phased re-openings have re-implemented restrictions in response to a surge in COVID-19 cases, which includes states where the company has a significant presence of franchised properties. The extent, duration and magnitude of the COVID-19 pandemic’s effects is highly uncertain and will continue to depend on future developments, all of which are difficult to predict, including the continuation or worsening of the COVID-19 pandemic, and travel and other restrictions; new information which may emerge concerning the severity or resurgence of the COVID-19 pandemic; changes in consumer demand and confidence, including the impact of the COVID-19 pandemic on unemployment rates, consumer discretionary spending and the demand for travel and transient and group business; the impact of the COVID-19 pandemic on the global hospitality industry, particularly on the U.S. leisure travel market; the development of effective vaccines and treatments; the performance of our brands and categories in any recovery from the COVID-19 pandemic disruption; changes to general, domestic, and foreign economic conditions, including access to liquidity and capital as a result of COVID-19; and any future resurgence of COVID-19. The resulting economic uncertainty is expected to make it difficult for us, as well as our franchisees and others in the hospitality industry, to meaningfully forecast and plan future business activity. However, in general, we expect that, the longer the pandemic and related travel and other restrictions remain in place, the more severe the health impacts of the pandemic are, and if repeat, resurgent or cyclical outbreaks of the virus beyond the one being currently experienced occur, the more adverse the effect will be on our business, financial condition and results of operations.

The COVID-19 pandemic has subjected our business to a number of significant risks, which include:

•

Risks Related to the Travelling Public: During the pandemic, the occupancy at our franchised hotels that remain open has been significantly and materially adversely impacted, and we expect that our hotels will continue to experience difficulties attracting guests, especially leisure travelers in the United States, which comprises the majority of our historical guest base, until the government-imposed travel restrictions implemented in response to the COVID-19 pandemic are loosened or eliminated. More than 80% of our franchised properties are operated within the United States and, while many states have begun phased re-openings, certain states have re-implemented restrictions in response to a surge in COVID-19 cases, which include states where the company has a significant presence of franchised properties. Even when travel and other restrictions are loosened or eliminated, we expect that certain of our hotels will continue to struggle to attract guests if commercial airline traffic continues to be down, if closures of attractions that promote leisure travel continue, or if there is a prevailing unwillingness of guests to travel and stay in hotels due to actual or perceived risks of contracting COVID-19. We cannot predict whether the COVID-19 pandemic will result in temporary or permanent changes to the travel preferences, expectations and behavior of hotel guests; however, if these changes continue to result in reduction in travel or a decreased willingness of the travelling public to stay in hotels, these changes could have a significant negative impact on our franchised hotels and our business. In addition, the significant increase in unemployment in the United States and other regions due to the adoption of social distancing and other policies to slow the spread of COVID-19 is likely to have a sustained negative impact on travel demand and consumer discretionary spending for a period of time that we cannot predict. Once the unemployment rates and general economic environment improve, there is no guarantee that the demand for lodging, and consumer confidence in travel generally, will recover as quickly as other industries.

•

Risks Related to the Health of our Franchised Hotel Operations: With the global spread of COVID-19, our franchise system has experienced material decreases in demand, occupancy and system-wide RevPAR, accompanied by forced or voluntary hotel closures and disruptions. The effects of the pandemic have materially adversely affected, and we expect will continue to materially adversely affect, the revenues and profitability of our franchised properties and, in turn, the amount of royalty and other fees (which are primarily based on hotel revenue) that we are able to generate and collect from our franchisees. While governments have and may continue to implement various stimulus and relief programs and certain of our franchisees are participating in such stimulus and relief, financing difficulties and significant declines in revenues for our franchised hotels make it more likely that our franchisees could declare bankruptcy or face other financial difficulties, including with their lenders. With the goal of reducing the near-term payment obligations of our franchisees, we have implemented fee deferral and fee relief programs for and agreed to similar arrangements with our franchisees. However, we cannot be certain whether the availability of government stimulus and relief programs or our fee deferral and similar relief programs and arrangements will be effective in avoiding or significantly mitigating the financial impacts on our franchisees of the COVID-19 pandemic. Further, for franchisees not participating in government stimulus and/or relief programs, it is uncertain whether such programs will continue and to what extent our franchisees will be eligible for or are willing to participate in such programs, where conditions or restrictions imposed under such programs will be acceptable to our franchisees, or whether such programs will have sufficient funds available to permit participation by our eligible franchisees. Even if franchisees do not declare bankruptcy, they may be unable or unwilling to pay us amounts that we are entitled to, without reductions or other concessions (or, in the case of our franchisees who are already participating in fee deferral and relief programs and arrangements, further reductions or other concessions), on a timely basis or at all, which would adversely affect our revenues and liquidity. Even after the COVID-19 pandemic subsides, our franchisees could experience a significant increase in their operating costs, including the need to invest in new equipment, technology, amenities, products, and services in order to satisfy newly issued heath, hygiene, and safety regulations and requirements or to conform to evolving guest expectations. If franchisees are unable to make these investments, their ability to continue operations or generate revenue may be adversely impacted, which would in turn have an adverse effect on our revenue and cash flow.

•

Risks Related to Our Operations and Employee Matters: In response to the uncertainty created by the global spread of COVID-19, we have taken and expect to continue to take corporate-level actions designed to manage operating expenses and enhance our future financial flexibility. These actions have included implementation of furlough and layoffs for approximately 15% of our employees in the

United States and additional employees in Europe. As a result of these actions, we may be subject to increased risks related to employment matters, including increased litigation and claims for severance or other benefits. Additionally, because many of our team members are currently required to work from home, COVID-19 could negatively affect our ability to ensure compliance with various regulatory regimes applicable to our business, including internal controls over financial reporting. The severity of the impact from this risk would increase if the availability and continuing service of executives and other key team members or their families become ill from COVID-19, rendering the impacted executive or other employee unable to perform their duties. In addition, some actions we have taken, or that we may take in the future, to reduce costs for us or our franchisees may negatively impact franchisee satisfaction or guest loyalty, and our reputation and market share may suffer as a result.

•

Risks Related to Financial Condition and Indebtedness: After completion of this offering and the application of our intended use of proceeds to repay indebtedness, our overall level of indebtedness may increase substantially in the future as we manage through the effects of the pandemic. A default under our debt obligations may enable the lenders to terminate their commitments thereunder and could trigger a cross-default, acceleration or other consequences under our other indebtedness or financial instruments. There is no guarantee that debt financings will be available in the future to fund our obligations or will be available on terms consistent with our expectations. The impact of the COVID-19 pandemic on the financial markets could adversely affect our ability or willingness to raise funds through equity financing. Changes in the credit ratings of our debt, including our revolving credit facility and our outstanding senior notes, including the notes, could have an adverse impact on our interest expense, and also negatively impact our access to capital and the cost of debt financing.

•

Risks Related to Growth: Our plans for growth could be negatively impacted by the COVID-19 pandemic. The commitments of franchisees with whom we have signed agreements for hotels that are not yet open are subject to numerous conditions, and the eventual development and opening of our pipeline of new hotels is subject to numerous risks, including the ability of a franchisee to obtain adequate financing for development or renovation. As a result, some portion of our current development pipeline may not be completed and developed into new hotels, and those hotels may not open when anticipated, which will impact our net unit and rooms growth. Further, our development pipeline may not grow at the same rate as in the past, and properties in our existing system-wide inventory may be reduced as a result of the COVID-19 pandemic, which would further negatively impact our net unit and rooms growth. COVID-19 could also negatively impact other related sources of revenues for us, including, for example, our fees from our platform business, which is reflected in our procurement services revenues.

•

Risks Related to Capital Market Volatility: The global stock markets have experienced, and may continue to experience, significant volatility as a result of the COVID-19 pandemic, and the price of our common stock has been volatile and has decreased in recent months. The COVID-19 pandemic and the significant uncertainties it has caused for the global economy, business activity and business confidence have had, and is likely to continue to have, a significant effect on the market price of securities generally, including our securities, and may adversely impact our ability to access capital markets in the future.

The COVID-19 pandemic could also have the effect of heightening many of the other factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, including, but not limited to, operating risks common in the lodging and franchising industries, our ability to grow our franchise system, compete effectively and manage the reputation of our brands, our handling of disputes with the owners of our franchised hotels or their formal or informal representative franchisee associations, risks related to our ownership of operating hotels and development and brand support activities that involve our co-investment or financing and guaranty support for third parties or self-development of hotels, growth of alternative internet reservation channels outside of our system, performance of our information technology systems and risks related to cybersecurity, risks of doing business outside of the U.S. and risks related to the deterioration in the general financial condition of our franchisees. Because the COVID-19 pandemic is unprecedented and continuously evolving, the other potential impacts to our risk factors that are further described in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 are uncertain.

Risks Relating to the Notes

The notes will not be guaranteed by any of our subsidiaries. As a result, claims of noteholders will be structurally subordinated to claims of creditors of our subsidiaries

None of our subsidiaries will guarantee the notes and, as of the issue date, our subsidiaries have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividend, loan or other payment. Accordingly, claims of holders of the notes will be structurally subordinated to all of the liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims from assets of our subsidiaries before any assets are made available for distribution to us. The Indenture governing the notes does not restrict the amount of unsecured debt or other obligations that any of our subsidiaries may incur. We anticipate that from time to time our subsidiaries will incur additional debt and other liabilities.

The notes are not secured by any of our assets and secured creditors would have a prior claim on our assets

The notes are not secured by any of our assets. Furthermore, the terms of the Indenture governing the notes permit us to incur secured debt, subject to certain limits. The notes will be effectively subordinated to all of our and our subsidiaries’ secured indebtedness, to the extent of the value of the collateral securing such debt. In the event of any distribution or payment of any pledged assets or any pledged capital stock in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to our assets and any pledged capital stock that constitute collateral of such secured indebtedness. Holders of the notes will participate ratably in our remaining assets with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general unsecured creditors, based upon the respective amounts owed to each holder or creditor. In that event, because the notes are not secured by any of our assets, it is possible that there will be no assets remaining from which claims of the holders of notes can be satisfied or, if any assets remain, the remaining assets might be insufficient to satisfy those claims in full.

We may not be able to generate sufficient cash flow to meet our debt service obligations

There can be no assurance in the future that we will generate sufficient cash flow from operations or through asset sales to meet our debt service obligations. Our present indebtedness and projected future borrowings could have important adverse consequences to us, such as:

•	making it more difficult for us to satisfy our obligations with respect to our existing indebtedness;

•	limiting our ability to obtain additional financing without restructuring the covenants in our existing indebtedness to permit the incurrence of such financing;

•

requiring a substantial portion of our cash flow to be used for principal and interest payments on the debt, thereby reducing our ability to use cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our ability to respond to changing business, industry and economic conditions and to withstand competitive pressures, which may affect our financial condition;

•

causing us to incur higher interest expense in the event of increases in interest rates on our borrowings that have variable interest rates or in the event of refinancing existing debt at higher interest rates;

•	limiting our ability to make investments, dispose of assets, pay cash dividends or repurchase stock;

•	increasing our vulnerability to downturns in our business, our industry or the general economy and restricting us from making improvements or acquisitions or exploring business opportunities;

•	placing us at a competitive disadvantage to competitors with less debt or greater resources; and

•	subjecting us to financial and other restrictive covenants in our indebtedness, the non-compliance with which could result in an event of default.

We cannot assure you that our business will generate sufficient cash flow from operations to enable us to pay our indebtedness or to fund our other liquidity needs. If we fail to generate sufficient cash flow from future operations to meet our debt service obligations, we may need to refinance all or a portion of our debt on or before maturity. We cannot assure you that we will be able to refinance any of our debt on attractive terms, commercially reasonable terms or at all. Our future operating performance and our ability to service, extend or refinance our indebtedness will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

The notes do not restrict our ability to incur additional unsecured debt and we may incur substantial additional indebtedness in the future

The Indenture governing the notes does not restrict the amount of unsecured debt that we or our subsidiaries may incur and, despite the limitation in the Indenture on certain secured debt, we or our subsidiaries may incur substantial additional debt in the future. To the extent we incur additional indebtedness, it may be more difficult for us to satisfy our obligations with respect to the notes. Furthermore, the incurrence of additional debt may cause a decline in the trading price of the notes and the credit rating of the notes may be lowered or withdrawn.

Changes in the ratings of the notes, our credit ratings or the debt markets could adversely affect the price of the notes

The price of the notes depends on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by, or the market price for the notes issued by, other companies similar to us;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline.

In addition, credit rating agencies periodically review and update their ratings for the companies that they follow, including us, and we cannot assure you that any rating will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. The credit rating agencies also evaluate our industry as a whole and may change their credit rating for us based on their overall view of our industry. Moreover, such credit ratings are not recommendations to buy, sell or hold the notes or any other securities. If any credit rating agencies downgrade our credit ratings or otherwise indicate that its outlook for that rating is negative, it could have a material adverse effect on the market price of the notes and our costs and availability of capital, which could in turn have a material adverse effect on our financial condition, liquidity and results of operations and our ability to satisfy our debt service obligations (including payments on the notes). In particular, the interest rate payable on the notes offered hereby is subject to adjustment depending upon the ratings assigned to such notes, as described in “Description of Notes—Interest Rate Adjustment of the Notes Based on Certain

Rating Events.” We intend to take the position that any such potential adjustments do not cause the notes to be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations—Effect of Certain Contingencies.”

We may not be able to repurchase the notes upon a change of control triggering event

Upon a change of control triggering event, as defined under the Indenture governing the notes, holders of the notes will have the right to require us to offer to purchase all of the notes then outstanding at a price equal to 101% of the principal amount of the notes, plus accrued interest. The source of funds for any such purchases of the notes will be our available cash or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control triggering event because we may not have sufficient financial resources to purchase all of the notes and other indebtedness that are tendered upon such an event. We may require additional financing from third parties and we may be unable to obtain such financing on reasonable terms, if at all. Our failure to offer to purchase all outstanding notes or to purchase all validly tendered notes would be an event of default under the Indenture. Such an event of default may cause the acceleration of our other debt.

There is no established trading market for the notes and one may not develop

The notes constitute a new issue of securities for which there is no existing market. We do not intend to list the notes on a securities exchange or on any automated dealer quotation system. We cannot assure you that trading markets for the notes will develop, or of the ability of holders of the notes to sell their notes or of the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so and any market-making with respect to the notes may be discontinued at any time without notice. If no active trading market develops, holders of the notes may be unable to resell the notes at any price or at their fair market value.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, the financial condition, results of operations, business, prospects and credit quality of the Company and its subsidiaries, the market for similar securities and the overall securities markets, and may be adversely affected by unfavorable changes in any of these factors, many of which are beyond our control. In addition, market volatility or events or developments in the credit markets could materially and adversely affect the market value of the notes, regardless of the Company’s or its subsidiaries’ financial condition, results of operations, business, prospects or credit quality.

Redemption may adversely affect your return on the notes

The notes are redeemable at our option and we may choose to redeem some or all of the notes from time to time, especially when prevailing interest rates are lower than the interest rate borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. See “Description of Notes—Optional Redemption.”

USE OF PROCEEDS

The net proceeds of this offering are expected to be $443.6 million, after deducting the underwriting discounts and other offering expenses payable by us. We intend to use the net proceeds from this offering to repay the Term Loan and to fund the purchase price of the 2022 Notes tendered and accepted by us for purchase pursuant to the Tender Offer, including the payment of accrued interest and any applicable early tender premiums. We may use any remaining net proceeds for working capital and general corporate purposes, including repayment of borrowings under the Revolver.

To preserve financial flexibility and liquidity during the COVID-19 pandemic, on April 16, 2020, the Company entered into a credit agreement, which provides for the Term Loan with a scheduled maturity date of April 15, 2021, subject to an optional one-year extension that can be requested by the Company prior to the initial maturity date. The proceeds of the Term Loan were used to repay $250.0 million of borrowings under the Revolver. Upon the occurrence of certain asset sales, debt issuances and equity issuances, including this offering, we are required to make certain mandatory principal prepayments of the Term Loan in an amount equal to 100% of the net cash proceeds of such transactions, up to the amount outstanding under the Term Loan. As a result, we intend to use a portion of the proceeds of this offering to repay the Term Loan in full. The Term Loan bears interest at a variable rate equal to, at our election, (i) LIBOR (subject to a floor of 1.00%) plus a margin ranging from 200 to 275 basis points or (ii) a base rate plus a margin ranging from 100 to 175 basis points, in each case, with the margin determined based on our credit ratings. The interest rate for the Term Loan was 3.25% as of June 30, 2020.

As of June 30, 2020, we had $188.5 million outstanding under the Revolver, which matures on August 20, 2024. Borrowings under the Revolver bear interest at a variable rate equal to, at our election, (i) LIBOR plus a margin ranging from 90 to 150 basis points or (ii) a base rate plus a margin ranging from 0 to 50 basis points, in each case, with the margin determined based on our credit ratings. The weighted average interest rate for borrowings under the Revolver was 1.49% as of June 30, 2020.

Certain of the underwriters or affiliates of certain of the underwriters are lenders under the Term Loan and the Revolver and will receive a pro rata portion of the net proceeds from this offering in repayment, as applicable, of the Term Loan and the Revolver. See “Underwriting (Conflicts of Interest)—Conflicts of Interest” in this prospectus supplement.

The 2022 Notes bear interest at a rate of 5.750% per year and mature on July 1, 2022.

We may temporarily invest the net proceeds of the offering pending such uses in short-term, interest-bearing obligations.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2020:

•	on an actual basis;

•	on a pro forma basis to give effect to our entry into the Term Loan and our repayment of $250.0 million of borrowings under the Revolver in April 2020; and

•

on a pro forma as adjusted basis to give further effect to (i) the issuance and sale of the notes offered by this prospectus supplement, (ii) the use of net proceeds from this offering, as set forth under “Use of Proceeds,” assuming the purchase of $180.0 million aggregate principal amount of the 2022 Notes in connection with the Tender Offer, less deferred issuance costs of $947,000, and (iii) the assumed payment of premium with respect to the 2022 Notes purchased in the Tender Offer. However, there can be no assurance as to the principal amount of 2022 Notes, if any, that will be tendered or accepted for purchase pursuant to the Tender Offer.

This table should be read in conjunction with our historical consolidated financial statements, including the related notes thereto, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as any related free writing prospectus. See “Incorporation by Reference” and “Where You Can Find More Information.”

	As of March 31, 2020
	Actual	Pro Forma	Pro Forma As Adjusted*
	(U.S. dollars in thousands)
Cash and Cash Equivalents	$321,954	$321,954	$321,954

Debt:
$450 million 3.700% Senior Notes due 2031 offered hereby	$—	$—	$443,597
$400 million 5.750% senior unsecured notes due 2022 with an effective interest rate of 6.0% less deferred issuance costs of $2.1 million at March 31, 2020	397,896	397,896	218,843
$400 million 3.70% senior unsecured notes due 2029 with an effective interest rate of 3.88%, less a discount and deferred issuance costs of $5.8 million at March 31, 2020	394,184	394,184	394,184
$600 million senior unsecured revolving credit facility with an effective interest rate of 1.91%, less deferred issuance costs of $2.6 million at March 31, 2020	412,449	162,449	162,284
$250 million senior unsecured term loan	—	250,000	—
Fixed rate collateralized mortgage with an effective interest rate of 4.57%, plus a fair value adjustment of $0.1 million at March 31, 2020	7,335	7,335	7,335
Economic development loans with an effective interest rate of 3.0% at March 31, 2020	4,416	4,416	4,416

Total Debt	$1,216,280	$1,216,280	$1,230,658
Total shareholders’ deficit	(43,854)	(43,854)	(58,232)

Total Capitalization	$1,172,426	$1,172,426	$1,172,426

*	Certain amounts presented are subject to rounding adjustments and, as a result, the totals may not sum.

DESCRIPTION OF NOTES

The following description summarizes key terms and provisions of the notes and the Indenture referred to below, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the notes and the Indenture, which are incorporated herein by reference. The information in this section supplements and, to the extent inconsistent therewith, replaces, the information in the accompanying prospectus under the caption “Description of Debt Securities.” We urge you to read the Indenture carefully because it, and not the following description, will govern your rights as a holder of the notes.

For purposes of this section of the prospectus supplement, references to “Choice,” “we,” “us,” “our,” and similar terms refer only to Choice Hotels International, Inc. and not to any of its subsidiaries. Capitalized terms used in this section have the meaning set forth below in “—Optional Redemption—Definitions” or “Repurchase of Notes upon a Change of Control—Definitions,” or as otherwise defined in this prospectus supplement.

General

The notes will be issued under an indenture (the “Original Indenture”) entered into on August 25, 2010 between us and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended by a fourth supplemental indenture, to be entered into on or about July 23, 2020, among us and the Trustee (the “Supplemental Indenture,” and together with the Original Indenture, the “Indenture”). The Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. Copies of the Indenture and the form of note are available from us upon request.

The notes will not be guaranteed by any of our subsidiaries.

Ranking

The notes will be unsecured senior obligations of ours and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding, including our 3.700% Senior Notes due 2029, the 2022 Notes, and the Revolver. The notes will be effectively subordinated to all of our and our subsidiaries’ secured indebtedness, to the extent of the value of the collateral securing such debt. The notes also will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries. Except as described herein and in the accompanying prospectus under “Description of Debt Securities—Covenants,” the Indenture does not restrict the amount of secured or unsecured indebtedness that we or our subsidiaries may incur.

As of March 31, 2020, we had approximately $1.2 billion of total indebtedness, of which approximately $7.3 million was secured indebtedness and approximately $1,209 million was unsecured and unsubordinated indebtedness on a consolidated basis. Of such indebtedness, approximately $11.8 million was attributable to our subsidiaries. In addition, we have the Revolver, a $600.0 million senior unsecured revolving credit facility. At December 31, 2019 and March 31, 2020, we had $18.2 million and $415.0 million outstanding borrowings under the Revolver, respectively.

Maturity, Interest, Form and Denomination

The notes will mature on January 15, 2031. The notes will not be subject to any sinking fund provision.

The notes will bear interest at the rate of 3.700% per year, subject to adjustment as described below under “—Interest Rate Adjustment of the Notes Based on Certain Rating Events.” We will pay interest semi-annually on January 15 and July 15 of each year, commencing January 15, 2021 to the persons in whose names the notes are registered at the close of business on the immediately preceding June 30 or December 30, whether or not such date is a business day. Interest on the notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from the date of issuance. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date, any redemption date, the maturity date or any other date on which the principal of or premium, if any, or interest on a note becomes due and payable falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment was due, and no interest shall accrue on the amount so payable for the period from and after the interest payment date, redemption date, maturity date or other date, as the case may be. For purposes of the notes, “Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in the State of New York are authorized or required by law to close.

The notes will be issued only in registered form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notices or demands to or upon us with respect to the notes and the Indenture may be served and, in the event that notes are issued in definitive certificated form, notes may be surrendered for payment, registration of transfer or exchange, at the office or agency maintained by us for this purpose, currently the office of the Trustee, located at 1 Independent Drive, Suite 620, Jacksonville, Florida 32202, Attn: Corporate Trust Services. The notes will be issued in book-entry form, and beneficial holders will not receive certificates representing their ownership interests in the notes, except if the book entry system for the notes is discontinued.

Further Issuances

The notes will initially be limited to an aggregate principal amount of $450,000,000. We may, from time to time, without the consent of the existing holders of the notes, issue additional notes under the Indenture having the same terms as the notes in all respects, except for the issue date, the issue price, and, in some cases, the initial interest payment date, but only if the additional notes are fungible with the notes for U.S. federal income tax purposes. Any such additional notes will be consolidated with and form a single series with the notes offered hereby for all purposes of the Indenture.

Provision of Financial Information

For so long as any notes are outstanding, if we are subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, we will deliver to the Trustee the annual reports, quarterly reports and other documents which we are required to file with the SEC pursuant to Section 13(a) or 15(d) or any successor provision, within 15 days after the date that we file the same with the SEC. If we are not subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, and for so long as any notes are outstanding, we will deliver to the Trustee the quarterly and annual financial statements and accompanying Item 303 of Regulation S-K (“management’s discussion and analysis of financial condition and results of operations”) disclosure that would be required to be contained in Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q required to be filed with the SEC if we were subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, within 15 days of the filing date that would be applicable to us at that time pursuant to applicable SEC rules and regulations.

Reports and other documents filed by us with the SEC and publicly available via the EDGAR system or on our website will be deemed to be delivered to the Trustee as of the time such filing is publicly available via EDGAR or on our website for purposes of this covenant; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed or are publicly available via EDGAR or on our website. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including its compliance with any of its covenants relating to the notes (as to which the Trustee is entitled to rely exclusively on an officers’ certificate).

Interest Rate Adjustment of the Notes Based on Certain Rating Events

The interest rate payable on the notes will be subject to adjustment from time to time if either Moody’s or S&P (or, in either case, a Substitute Rating Agency (as defined in “— Definitions” below)) downgrades (or subsequently upgrades) its rating assigned to the notes, as set forth below.

If the rating of the notes from one or both of Moody’s or S&P (or, if applicable, any Substitute Rating Agency) is decreased to a rating set forth in either of the immediately following tables, the interest rate on the notes will increase from the interest rate set forth on the cover page of this prospectus supplement by an amount equal to the sum of the percentages per annum set forth in the following tables opposite those ratings:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

For purposes of making adjustments to the interest rate on the notes, the following rules of interpretation will apply:

(1)

if at any time less than two Rating Agencies provide a rating on the notes for reasons not within our control (i) we will use commercially reasonable efforts to obtain a rating on the notes from a Substitute Rating Agency for purposes of determining any increase or decrease in the interest rate on the notes pursuant to the tables above, (ii) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating on the notes but which has since ceased to provide such rating, (iii) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table, and (iv) the interest rate on the notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate with respect to the notes set forth on the cover page of this prospectus supplement plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (iii) above) (plus any applicable percentage resulting from a decreased rating by the other Rating Agency);

(2)

for so long as only one Rating Agency (or Substitute Rating Agency, if applicable) provides a rating on the notes, any increase or decrease in the interest rate on the notes necessitated by a reduction or increase in the rating by that Rating Agency shall be twice the applicable percentage set forth in the applicable table above;

(3)

if both Rating Agencies cease to provide a rating of the notes for any reason, and no Substitute Rating Agency has provided a rating on the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% per annum above the interest rate on the notes prior to any such adjustment;

(4)

if Moody’s or S&P ceases to rate the notes or make a rating of the notes publicly available for reasons within our control, we will not be entitled to obtain a rating from a Substitute Rating Agency and the increase or decrease in the interest rate on the notes shall be determined in the manner described above as if either only one or no Rating Agency provides a rating on the notes, as the case may be;

(5)

each interest rate adjustment required by any decrease or increase in a rating as set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, any Substitute Rating Agency), shall be made independently of (and in addition to) any and all other interest rate adjustments occasioned by the action of the other Rating Agency;

(6)

in no event will (i) the interest rate on the notes be reduced to below the interest rate on the notes at the time of issuance or (ii) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable on the notes on the date of their initial issuance; and

(7)	subject to clauses (3) and (4) above, no adjustment in the interest rate on the notes shall be made solely as a result of a Rating Agency ceasing to provide a rating of the notes.

If at any time the interest rate on the notes has been adjusted upward and either of the Rating Agencies subsequently increases its rating of the notes, the interest rate on the notes will again be adjusted (and decreased, if appropriate) such that the interest rate on the notes equals the original interest rate payable on the notes prior to any adjustment plus (if applicable) an amount equal to the sum of the percentages per annum set forth opposite the ratings in the tables above with respect to the ratings assigned to the notes (or deemed assigned) at that time, all calculated in accordance with the rules of interpretation set forth above. If Moody’s or any Substitute Rating Agency subsequently increases its rating on the notes to “Baa3” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating on the notes to “BBB-” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the interest rate on the notes will be decreased to the interest rate on the notes prior to any adjustments made pursuant to this section.

Any interest rate increase or decrease described above will take effect from the first day of the interest period following the period in which a rating change occurs requiring an adjustment in the interest rate. If either Rating Agency changes its rating of the notes more than once during any particular interest period, the last such change by such Rating Agency to occur will control in the event of a conflict for purposes of any increase or decrease in the interest rate with respect to the notes.

The interest rate on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either Rating Agency) if the notes become rated “Baa1” or higher by Moody’s (or its equivalent if with respect to any Substitute Rating Agency) and “BBB+” or higher by S&P (or its equivalent if with respect to any Substitute Rating Agency), in each case with a stable or positive outlook.

If the interest rate on the notes is increased as described above, the term “interest,” as used with respect to the notes, will be deemed to include any such additional interest unless the context otherwise requires.

See “Risk Factors—Risks Relating to the Notes—Changes in the ratings of the notes, our credit ratings or the debt markets could adversely affect the price of the notes.”

Optional Redemption

Definitions

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes (assuming the notes mature on the Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date and the notes to be redeemed (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (ii) if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations obtained.

“Primary Treasury Dealer” means an investment banking firm that is a primary government securities dealer in the United States.

“Quotation Agent” means one of the Reference Treasury Dealers selected by us.

“Reference Treasury Dealer” means (i) Wells Fargo Securities, LLC or its successors or affiliates that are Primary Treasury Dealers; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute another Primary Treasury Dealer; (ii) a Primary Treasury Dealer selected by SunTrust Robinson Humphrey, Inc. or its successors or affiliates, (iii) J.P. Morgan Securities LLC or its successors or affiliates that are Primary Treasury Dealers; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute another Primary Treasury Dealer; and (iv) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding the date that a notice of redemption is given.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the date that a notice of redemption is given.

Redemption

We may redeem the notes at our option and sole discretion, at any time or from time to time prior to October 15, 2030, the Par Call Date (three months prior to their maturity date) in whole or in part, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, and

(2) as calculated by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon on the notes being redeemed that would be due if the notes matured on the Par Call Date (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest on the notes to, but not including, the applicable redemption date. Notwithstanding the foregoing, if the notes are redeemed on or after the Par Call Date, the redemption price will be equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon, to, but not including, the applicable redemption date.

Notice of any redemption will be sent by first class mail, or electronically, at least 15 days but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

In the case of a partial redemption, the Trustee will select notes for redemption as follows: if the notes are listed on any securities exchange, in compliance with the requirements of the national securities exchange on which the notes are listed, or if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate, in accordance with The Depository Trust Company’s applicable procedures.

If any note is to be redeemed in part only, the principal amount of the note that remains outstanding after the redemption in part shall be $2,000 or a higher integral multiple of $1,000. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon cancellation of the original note (or through book-entry transfer).

Notes called for redemption become irrevocably due on the date fixed for redemption at the applicable redemption price, plus accrued and unpaid interest to the redemption date. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

In the event that a note is called for redemption and the redemption date is subsequent to a regular record date with respect to any interest payment date and prior to such interest payment date, interest on the note will be paid upon presentation and surrender of the note. If a note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid on the redemption date to the Person in whose name such note was registered at the close of business on such record date. Upon surrender of a note that is redeemed in part, we shall execute and, upon our written request, the Trustee shall authenticate for the holder (at our expense) a new note of the same series and stated maturity equal in principal amount to the unredeemed portion of the note surrendered.

Repurchase of Notes upon a Change of Control

Definitions

“Change of Control” means (i) any Person or two or more Persons acting in concert (other than, in either case, a Permitted Holder) shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, our voting stock (or other securities convertible into such voting stock) representing 50% or more of the combined voting power of all of our voting stock, or (ii) the direct or indirect sale, assignment, transfer, lease, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our and our Subsidiaries’ properties or assets, taken as a whole, to any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than us or one of our Subsidiaries and other than a Permitted Holder. Notwithstanding the foregoing, a transaction effected to create a holding company for the Company will not, in and of itself, constitute a Change of Control if (i) pursuant to such transaction we become a direct or indirect wholly owned subsidiary of such holding company, and (ii) immediately following that transaction no Person (other than a Permitted Holder) is the beneficial owner, directly or indirectly, of voting stock of such holding company (or other securities convertible into such voting stock) representing 50% or more of the combined voting power of all voting stock of such holding company.

“Change of Control Triggering Event” means (i) the occurrence of a Change of Control and (ii) the notes are not rated Investment Grade by at least two Rating Agencies, or in the absence of such rating for the notes by two Rating Agencies, the Company’s corporate rating, in the case of S&P, or the Company’s corporate family rating, in the case of Moody’s, or the Company’s corporate credit rating, in the case of Fitch, for Dollar-denominated senior unsecured long-term debt ceases to be rated Investment Grade, by at least two Rating Agencies on any date during the Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Investment Grade” means a rating equal to or higher than Baa3 by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating equal to or higher than BBB- by S&P (or its equivalent under any successor rating category of S&P); a rating equal to or higher than BBB- by Fitch (or the equivalent under any successor rating category of Fitch) and an equivalent rating of any replacement agency, respectively.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Permitted Holder” means (i) all lineal descendants of Stewart W. Bainum, and all spouses and adopted children of such descendants, (ii) all trusts for the benefit of any person described in clause (i) and trustees of such trusts; (iii) all legal representatives of any person or trust described in clauses (i) and (ii); and (iv) all partnerships, corporations, limited liability companies or other entities controlled by a person described in clauses (i), (ii) or (iii).

“Rating Agency” means S&P, Moody’s and Fitch or if any of S&P, Moody’s or Fitch shall not make publicly available a rating of the notes or a rating of our corporate credit for Dollar-denominated senior unsecured long term debt generally, a nationally recognized statistical rating agency or agencies, as the case may be, selected by us which shall be substituted for S&P, Moody’s or Fitch, as the case may be.

“S&P” means Standard & Poor’s Financial Services LLC, a division of S&P Global, Inc., and its successors.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Trigger Period” means, with respect to a Change of Control Triggering Event, the period commencing 60 days prior to our first public announcement of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which will be extended following the consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change).

Repurchase of Notes

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes, holders of notes will have the right to require us to repurchase all or any part (equal to an integral multiple of $1,000) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). If any note is to be repurchased in part, the principal amount of the note that remains outstanding after the repurchase in part shall be $2,000 or a higher integral multiple of $1,000. Within 30 days following any Change of Control Triggering Event or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will send notice of such Change of Control Offer (the “Change of Control Offer Notice”) by first-class mail or electronically, with a copy to the Trustee, to each holder of notes with the following information:

•

that the Change of Control Offer is being made pursuant to the provisions of the Indenture and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by us;

•	that a Change of Control Triggering Event has occurred and that such holder has the right to require the Company to repurchase all or a portion of such holder’s notes at the Change of Control Payment;

•	the circumstances and relevant facts regarding such Change of Control Triggering Event;

•

the date, which will be no earlier than 30 days and no later than 60 days after the date the Change of Control Offer Notice is mailed, other than as may be required by law, by which we must purchase the notes (the “Change of Control Payment Date”);

•

that holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled “Option of Holder to Elect Purchase” attached to the notes completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; provided, however, that notes held in book-entry form shall be purchased in accordance with The Depository Trust Company’s applicable procedures;

•	that any note not tendered will continue to accrue interest;

•

that, unless we default in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

•	the procedures for surrendering notes for payment, consistent with the Indenture;

•	the procedures by which a holder may withdraw such a tender after it is given; and

•

that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such compliance.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	prior to 11:00 a.m. New York City time deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted and an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

A Change of Control Offer may be made in advance of a Change of Control, conditional upon the Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. The Change of Control Offer, if mailed prior to the date of consummation of the Change of Control, will state that the offer is conditioned on the Change of Control being consummated on or prior to the purchase date with respect to such Change of Control Offer.

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements of the Indenture and purchases all notes properly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase our notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our subsidiaries taken as a whole to another person may be uncertain.

Certain Covenants

The Indenture contains certain covenants that, among other things, limit the Company and its subsidiaries’ ability to incur liens, enter into sale and leaseback transactions or consummate a merger or consolidation of all or substantially all of their assets. These covenants are subject to a number of important exceptions and qualifications and are described in the section entitled “Description of Debt Securities—Covenants” in the accompanying prospectus; provided, however, that the following definitions are amended and restated in the Supplemental Indenture for purposes of the notes as follows:

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied, as in effect from time to time; provided that if, as of a particular date as of which compliance with the covenants contained in the Indenture is being determined, there have been changes in accounting principles generally accepted in the United States of America from those that applied to Choice’s consolidated financial statements included in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, Choice may, in its sole discretion, determine compliance with the covenants contained in the Indenture using accounting principles generally accepted in the United States of America, consistently applied, as in effect as of the end of any calendar quarter selected by Choice, in Choice’s sole discretion, that is on or after March 31, 2020 and prior to the date as of which compliance with the covenants in the Indenture is being determined (“Fixed GAAP”), and, for all purposes thereafter, “GAAP” shall mean Fixed GAAP.

“Principal Property” means (i) a parcel of improved or unimproved real estate or other physical facility or depreciable asset of Choice or a consolidated Subsidiary of Choice, the net book value of which on the date of determination exceeds 10% of Consolidated Net Assets and (ii) any group of parcels of real estate, other physical facilities, and/or depreciable assets of Choice and/or its consolidated Subsidiaries, the net book value of which, when sold in one or a series of related sale and leaseback transactions or securing Indebtedness issued in respect of such Principal Properties, on the date of determination exceeds 10% of the Consolidated Net Assets. For purposes of the foregoing, “related sale and leaseback transactions” refers to any two or more such contemporaneous transactions which are on substantially similar terms with substantially the same parties. As of the date of this prospectus supplement, we and our consolidated Subsidiaries had no Principal Properties.

Events of Default

The notes are subject to the events of default described under the section entitled “Description of Debt Securities—Events of Default” in the accompanying prospectus; provided, however, that an Event of Default with respect to the notes is amended and restated in the Supplemental Indenture as being:

•	default in the payment of any principal or premium (if any) of the series of Debt Securities;

•	default for 30 days in the payment of any installment of interest on the series of Debt Securities;

•

default by Choice in the performance of any other covenants or agreements in the Indenture contained therein for the benefit of the series of Debt Securities which shall not have been remedied for a period of 90 days after written notice of such default to Choice by the Trustee or to Choice and the Trustee by the holders of at least 25% in aggregate principal amount of the series of notes offered hereby;

•

default by Choice or any Subsidiary under any Indebtedness (except non-recourse indebtedness) having an aggregate principal amount of $50 million or 15% of Consolidated Net Assets (whichever amount is greater), or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured any Indebtedness for money borrowed by Choice or any Subsidiary having an aggregate principal amount of $50 million or 15% of Consolidated Net Assets (whichever amount is greater), for failure to pay a portion of the principal when due (after any grace period has passed) or as a result of Indebtedness being declared due before it otherwise would have been due, and this repayment obligation has not been rescinded or annulled within ten days of written notice to Choice (sent by either the Trustee or by the holders of at least 25% of the outstanding principal amount of the series of notes offered hereby to Choice and the Trustee) or remedied, cured or waived before a declaration of acceleration of the series of notes offered hereby; or

•	certain events of bankruptcy, insolvency or reorganization of Choice or a significant subsidiary of Choice.

Modification of the Indenture

The provisions described under the section entitled “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus will apply to the notes.

Discharge, Covenant and Legal Defeasance

We may, at our option and at any time, elect to have our obligations released with respect to certain covenants under the Indenture, as described under the section entitled “Covenant and Legal Defeasance” in the accompanying prospectus.

Governing Law

The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete discussion of all potential U.S. federal income tax considerations. This discussion does not address any U.S. federal tax consequences other than income tax consequences (such as estate or gift tax consequences) or any state, local or non-U.S. tax consequences.

This discussion applies only to notes that are:

•

purchased in this offering for cash at the “issue price” (i.e., the first price at which a substantial amount of the notes is sold to the investors for money, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•	held as capital assets within the meaning of Section 1221 of the Code (as defined below).

This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	banks and other financial institutions;

•	insurance companies;

•	dealers in securities;

•	traders in securities that elect a mark-to-market method of accounting;

•	persons holding notes as part of a hedge, “straddle,” integrated transaction or similar transaction;

•	persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	U.S. Holders (as defined below) who hold notes through non-U.S. brokers or other non-U.S. intermediaries;

•	real estate investment trusts or regulated investment companies;

•	persons deemed to sell the notes under the constructive sale provisions of the Code;

•	entities classified as partnerships for U.S. federal income tax purposes (or investors therein);

•	tax-exempt entities;

•	U.S. expatriates;

•	persons subject to Medicare contribution tax (except as discussed below); or

•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships considering an investment in notes and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of purchasing, owning and disposing of the notes.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, in each case, as in effect as of the date hereof. These authorities may change or be subject to differing interpretations that may adversely affect the tax consequences described herein, possibly with retroactive effect. This summary is not binding on the courts or the Internal Revenue Service (“IRS”), and there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes.

Persons considering the purchase of notes should consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any other U.S. federal tax laws (such as U.S. federal estate or gift tax laws), or any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable treaty.

Effect of Certain Contingencies

We may be required, in certain circumstances, to pay amounts in excess of stated principal and interest (e.g., as described in “Description of the Notes—Repurchase of Notes upon a Change of Control” and “Description of the Notes—Interest Rate Adjustment of the Notes Based on Certain Rating Events”) or to pay amounts in advance of their scheduled payments date. Such contingencies may implicate the provisions of the U.S. Treasury Regulations relating to “contingent payment debt instruments.” If the notes were deemed to be contingent payment debt instruments, holders subject to U.S. federal income tax would be required to accrue interest income based upon a “comparable yield,” regardless of the holder’s regular method of accounting for U.S. federal income tax purposes. Such yield may be higher than the stated interest rate on the notes. In addition, any gain on the sale, exchange, retirement or other taxable disposition of the notes would be recharacterized as ordinary income. We intend to take the position that the likelihood that we will pay these excess or accelerated amounts is remote or these amount are incidental, or it is “significantly more likely than not” that we will not pay these excess or accelerated amounts, and therefore that the notes should not be treated as contingent payment debt instruments, and we do not intend to treat them as such. Our position is binding on you unless you disclose that you are taking a contrary position in a manner required by applicable Treasury Regulations, but there is no assurance that the IRS will not take a position contrary to ours. Holders of notes should consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust, or (ii) that has a valid election in place to be treated as a domestic trust.

Stated interest. Stated interest on a note will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, exchange, redemption, retirement or other taxable disposition of a note. Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized and the U.S. Holder’s adjusted tax basis in the note. The U.S. Holder’s adjusted tax basis in the note generally will equal the amount the U.S. Holder paid for the note. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest on the note, which will be taxable as ordinary income to the extent not previously so taxed.

Any gain or loss recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of such disposition the note has been held by the U.S. Holder for more than one year. In the case of non-corporate U.S. Holders (including individuals), long-term capital gains are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to limitations under the Code.

Backup withholding and information reporting. In certain circumstances, information returns will be filed with the IRS in connection with payments of stated interest on the notes and the proceeds from a sale or other disposition (including a retirement or redemption) of the notes. A U.S. Holder that is not an exempt recipient (such as a corporation) will be subject to U.S. federal backup withholding on these amounts if (a) the U.S. Holder fails to provide its taxpayer identification number to the applicable withholding agent or fails to comply with certain certification procedures or otherwise establish an exemption from backup withholding, (b) the IRS has notified the applicable withholding agent that the U.S. Holder is subject to backup withholding as a result of a prior failure to properly report payments of interest or dividends or (c) in certain circumstances, the U.S. Holder has failed to certify under penalty of perjury that it is not subject to backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is (or is treated as) an individual, corporation, estate or trust that is not a U.S. Holder.

Payments of Interest. Subject to the discussions of backup withholding and FATCA below, payments of interest on a note to any Non-U.S. Holder that are not effectively connected with a United States trade or business of the Non-U.S. Holder generally will not be subject to U.S. federal income tax and generally will not be subject to U.S. federal withholding tax under the “portfolio interest exception,” provided that,

•	the Non-U.S. Holder does not, actually or constructively, own stock possessing 10% or more of the total combined voting power of all classes of our voting stock;

•

the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership or a bank that received the note for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	the Non-U.S. Holder certifies on IRS Form W-8BEN (or other applicable form), under penalties of perjury, that it is not a United States person.

Payments of interest to a Non-U.S. Holder that do not qualify for the portfolio interest exception and that are not effectively connected with a United States trade or business of the Non-U.S. Holder, as described below, will be subject to United States federal withholding tax at a rate of 30%, unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefits of an applicable income tax treaty.

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business, then, unless an applicable income tax treaty provides otherwise, the Non-U.S. Holder will be exempt from the 30% withholding tax (provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or other applicable form)), but the Non-U.S. Holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% (or a lower rate if so specified by an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Sale, exchange, redemption, retirement or other taxable disposition of a note. Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of such note, unless (a) such holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, or (b) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

If the first exception applies, the Non-U.S. Holder generally will be subject to tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on the amount by which such holder’s United States-source capital gains exceed certain capital losses (if any) allocable to United States sources. If the second exception applies, the Non-U.S. Holder generally will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as U.S. Holders, as described above unless an applicable income tax treaty provides otherwise, and if the Non-U.S. Holder is treated for U.S. federal income tax purposes as a corporation it could be subject to an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) on its earnings and profits, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Backup withholding and information reporting. The applicable withholding agent generally will be required to report to the IRS and to each Non-U.S. Holder interest paid or accrued on or with respect to the notes, and the amount of tax, if any, withheld from such interest payments. Non-U.S. Holders who have provided the forms and certification mentioned above or who have otherwise established an exemption generally will not be subject to backup withholding tax on interest payments.

Payments of the proceeds from the sale (including a retirement or redemption) of a note to or through a non-U.S. office of a non-U.S. broker without specified connections to the United States generally will not be subject to information reporting or backup withholding. Payment of the proceeds from a sale of a note (including a retirement or redemption) within the United States or conducted through a United States broker or non-U.S. broker with specified connections to the United States generally will not be subject to information reporting or backup withholding provided the applicable withholding agent has received the forms and certification mentioned above or the Non-U.S. Holder has otherwise established an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Under the U.S. tax rules commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% U.S. federal withholding tax may apply to payments of interest on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition (including a retirement or redemption) of, a note if a holder (i) is, or holds its notes through, a foreign financial institution (whether such institution or entity is the beneficial owner or an intermediary) that has not entered into an agreement with the U.S. government to report, on an annual basis, certain information regarding accounts with or equity or debt interests in the institution held by certain United States and other persons, or that has been designated as a “nonparticipating foreign financial institution” pursuant to an intergovernmental agreement between the United

States and a foreign country, where applicable, or (ii) fails to provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. The terms of an intergovernmental agreement between the United States and a foreign country, if applicable, or of future Treasury regulations, may further modify these requirements. Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA currently applies to payments of interest on a note. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors on how these rules may apply to their investment in the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in the underwriting agreement, dated the date of this prospectus supplement, each of the underwriters named below, for whom Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc. and J.P. Morgan Securities LLC are acting as their representatives, has severally agreed to purchase from us, and we have agreed to sell to them, the respective principal amounts of notes set forth opposite its name below:

Underwriters	Principal amount of notes
Wells Fargo Securities, LLC	$165,000,000
SunTrust Robinson Humphrey, Inc.	72,000,000
J.P. Morgan Securities LLC	56,250,000
U.S. Bancorp Investments, Inc.	37,500,000
Fifth Third Securities, Inc.	36,000,000
Goldman Sachs & Co. LLC	27,000,000
Barclays Capital Inc.	11,250,000
BofA Securities Inc.	11,250,000
Capital One Securities, Inc.	11,250,000
Deutsche Bank Securities Inc.	11,250,000
PNC Capital Markets LLC	11,250,000

Total	$450,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus, if any of them are purchased.

The underwriters propose to offer the notes to the public at the public offering price set forth on the cover of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.400% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.250% of the principal amount to certain other dealers. After the initial public offering, the underwriters may change the offering price and other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

In addition, we estimate that our expenses for this offering, excluding underwriting discounts and commissions, will be approximately $1,200,000 and will be payable by us.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, but will not be obligated to do so and may discontinue market making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Settlement

We expect that delivery of the notes will be made to investors on or about July 23, 2020, which will be the tenth business day following the date of this prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder may be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Conflicts of Interest

Certain of the underwriters or affiliates of certain of the underwriters are lenders under the Term Loan and the Revolver, for which these underwriters and affiliates have been paid customary fees. Outstanding borrowings under the Term Loan and the Revolver may be repaid with the net proceeds of the sale of the notes. Additionally, certain of the underwriters and/or their respective affiliates may own certain of the securities of the Company, including the 2022 Notes, and may therefore receive a portion of the net proceeds from this offering if such 2022 Notes are purchased in the Tender Offer.

Because more than 5% of the net proceeds of the offering may be paid to certain of the underwriters or affiliates of certain of the underwriters participating in the distribution of the notes, this offering is being made in compliance with FINRA Rule 5121, as administered by FINRA. Since the notes being offered hereby are rated investment grade, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering. The underwriters will not make sales to discretionary accounts without the prior written consent of the customer.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may involve our securities and/or instruments. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments.

Additionally, certain of the underwriters or affiliates of certain of the underwriters are lenders, and in some cases agents or managers for the lenders, under the Term Loan and the Revolver. Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC are acting as the dealer managers in connection with the Tender Offer, and they will receive customary compensation in connection therewith. Additionally, certain of the underwriters and/or their respective affiliates may own certain of the securities of the Company, including the 2022 Notes, and may therefore receive a portion of the net proceeds from this offering if such 2022 Notes are tendered in the Tender Offer.

The Trustee is also an affiliate of Wells Fargo Securities, LLC.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area and the United Kingdom

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPS Regulation. This Prospectus has been prepared on the basis that any offer of securities in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of securities. This prospectus is not a prospectus for the purposes of the Prospectus Regulation. References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation. This prospectus supplement has been prepared on the basis that any offer of securities in any Member State of the EEA which has implemented the Prospectus Regulation (each, a ‘‘Relevant Member State’’) will only be made to a legal entity which is a qualified investor under the Prospectus Directive. Accordingly, any person making or intending to make an offer in that Relevant Member State of securities which are the subject of the offering contemplated in this prospectus supplement may only do so with respect to qualified investors. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of securities other than to qualified investors.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this prospectus supplement and the accompanying prospectus is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue, or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Singapore

Each underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than:(i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA; (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the ‘‘FIEL’’) on the grounds that the offering of the notes in Japan is made as a private placement for a small number of investors as prescribed under Article 2, Paragraph 3, Item 2 (III) of the FIEL.

Accordingly, the notes have not been offered or sold, and will not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of a resident of Japan, except under circumstances which will result in compliance with all applicable laws, regulations and guidelines, including the requirements applicable to such private placement for a small number of investors, under which the notes may be offered to up to 49 offerees in Japan and may only be transferred en bloc without subdivision to a single investor. Any offeree in Japan shall acknowledge and agree that it does not need any explanation of important matters under the Financial Instruments Sales Act of Japan (Act No. 101, 2000, as amended).

Subject to the foregoing, the notes may be offered in Japan to qualified institutional investors (as defined in Article 2, Paragraph 3, Item 1 of the FIEL and Article 10 of the Ministerial Ordinance Concerning Definitions provided in Article 2 of the FIEL), with the exclusion from the counting of the 49 offerees above. Any qualified institutional investor who acquires the notes is subject to the resale restriction that such qualified institutional investor cannot further assign the notes to anyone other than another qualified institutional investor, and such assignment shall be made with the condition of entry into an agreement setting forth such transfer restriction.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment

Scheme of 23 June 2006, as amended (“CISA”), and accordingly the notes being offered pursuant to this prospectus supplement and the accompanying prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the notes have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the notes offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The notes may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and the accompanying prospectus and any other materials relating to the notes are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the notes on the SIX Swiss Exchange or any other regulated notes market in Switzerland, and consequently, the information presented in this prospectus supplement and the accompanying prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor has it taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement and the accompanying prospectus. The notes to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement and the accompanying prospectus, you should consult an authorized financial advisor.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to this offering. This prospectus supplement and the accompanying prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Hogan Lovells US LLP. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP.

EXPERTS

The consolidated financial statements of Choice Hotels International, Inc., appearing in Choice Hotels International, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of Choice Hotels International, Inc.’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document that is incorporated by reference in this prospectus supplement and the accompanying prospectus is automatically updated and superseded if information contained in this prospectus supplement and the accompanying prospectus, or information that we later file with the SEC, modifies or replaces this information.

Except to the extent furnished and not filed with the SEC, or as otherwise permitted by the SEC rules, we incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the completion of the offering in the relevant prospectus supplement to which this prospectus relates or this offering is terminated. The documents we incorporate by reference into this prospectus are:

1.

Our Annual Report on Form 10-K for the year ended December  31, 2019 (including the portions of our Definitive Proxy Statement on Schedule 14A filed on April 6, 2020 that are incorporated by reference therein);

2.	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020; and

3.	Our Current Reports on Form 8-K filed on February 21, 2020, April 9, 2020, April 20, 2020, May 5, 2020 and July 9, 2020.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Choice Hotels International, Inc.

1 Choice Hotels Circle, Suite 400

Rockville, Maryland 20850

(301) 592-5000

Attention: Corporate Secretary

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We therefore file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. Our SEC filings are also available free of charge on our website at http://www.choicehotels.com as soon as reasonably practicable following the time that they are filed with or furnished to the SEC. Information on our website is not a part of, or incorporated by reference into, this prospectus supplement or the accompanying prospectus.

PROSPECTUS

CHOICE HOTELS INTERNATIONAL, INC.

Common Stock

Preferred Stock

Debt Securities

We may offer from time to time, in one or more offerings, common stock, preferred stock, debt securities or any combination thereof. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of our company. In addition, this prospectus covers resales of shares of our common stock beneficially owned by one or more selling security holders.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement, which will describe the method and terms of the related offering. The specific terms of any securities to be offered for sale or resale, including the specific manner in which the securities will be offered and the identity of any selling security holders, will be described in one or more supplements to this prospectus, one or more post-effective amendments to the registration statement of which this prospectus is a part or in documents incorporated by reference into this prospectus. We urge you to carefully read this prospectus and the applicable prospectus supplement or any related free writing prospectus, as well as the documents incorporated by reference herein or therein, before you make your investment decision.

We and any selling security holders may sell the securities to or through one or more underwriters, through dealers or agents or directly to purchasers, or through a combination of these methods on an immediate, continuous or delayed basis. If any underwriters, agents or dealers are involved in the sale of any securities, the applicable prospectus supplement will set forth their names, the specific terms of the plan of distribution, any option to purchase additional securities and any applicable commissions or discounts. For more detailed information, see “Plan of Distribution” on page 19. We will not receive any of the proceeds from the sale of common stock by any selling security holders.

Our common stock is listed on the New York Stock Exchange under the symbol “CHH.”

See “Risk Factors” on page 2 of this prospectus and any risk factors section contained in the applicable prospectus supplement or any related free writing prospectus and under similar headings in the documents we incorporate by reference herein and therein to read about risks you should consider before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 14, 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and any selling security holders may sell the securities described in this prospectus in one or more offerings at any time and from time to time.

This prospectus provides you with a general description of the securities we and any selling security holders may offer. Each time we or any selling security holders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered and the specific manner in which they will be offered. The prospectus supplement may also add to, update or change information contained in the prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in that prospectus supplement.

The prospectus supplement to be attached to the front of this prospectus may describe, as applicable, the terms of the securities offered, the identity of any selling security holders, the initial public offering price, the price paid for the securities, net proceeds and the other specific terms related to the offering of these securities.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

You should not assume that the information in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the cover of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations, cash flows and prospects may have changed since that date.

The terms the “Company,” “we,” “us,” “our” and “Choice” as used in this prospectus refer to Choice Hotels International, Inc. and its subsidiaries. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

RISK FACTORS

An investment in our securities involves risks. We urge you to consider carefully the risks incorporated by reference into this prospectus and, if applicable, into any accompanying prospectus supplement or any free writing prospectus used in connection with an offering of securities, before making an investment decision, including those risks identified under “Risk Factors” in our most recent annual report on Form 10-K and in our quarterly reports on Form 10-Q, which are incorporated by reference into this prospectus and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected by any of these risks. Additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations or cause the price of our securities to decline.

THE COMPANY

We are primarily a hotel franchisor with franchise agreements and owned hotels representing 7,145 hotels open comprising 598,223 rooms and 1,055 hotels under construction, awaiting conversion or approved for development comprising 86,590 rooms as of March 31, 2020, located in 50 states, the District of Columbia and over 40 countries and territories outside the United States. The Choice brand names include Comfort Inn®, Comfort Suites®, Quality®, Clarion®, Clarion Pointe™, Ascend Hotel Collection®, Sleep Inn®, Econo Lodge®, Rodeway Inn®, MainStay Suites®, Suburban Extended Stay Hotel®, WoodSpring Suites®, Everhome™ Suites, and Cambria® Hotels.

On January 27, 2020, Choice announced the launch of Everhome Suites, a new-construction midscale extended-stay brand offering. Choice expects to open the first Everhome Suites hotel in 2021.

The Company’s domestic operations are conducted through direct franchising relationships and the ownership of five Cambria hotels, while its international franchise operations are conducted through a combination of direct franchising and master franchising relationships. Master franchising relationships are governed by master franchising agreements which generally provide the master franchisee with the right to use our brands and sub-license the use of our brands in a specific geographic region, usually for a fee.

Choice was incorporated in 1980 in the State of Delaware. Our executive offices are located at 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850, and our telephone number is (301) 592-5000. Information about the Company is available on the internet at www.choicehotels.com. We have not incorporated by reference into this prospectus the information on our website and it is not part of this prospectus.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus, or the documents incorporated by reference herein, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “expect,” “estimate,” “believe,” “anticipate,” “should,” “will,” “forecast,” “plan,” “project,” “assume,” or similar words of futurity. All statements other than of historical facts are forward-looking statements. These forward-looking statements are based on management’s current beliefs, assumptions, and expectations regarding future events, which in turn are based on information currently available to management. Such statements may relate to projections of our revenue, expenses, earnings, debt levels, ability to repay outstanding indebtedness, payment of dividends, repurchases of common stock, and other financial and operational measures, including occupancy and open hotels, our ability to benefit from any rebound in travel demand, our liquidity, our ability to assist franchisees through relief or other financial measures, our ability to minimize or manage disruptions posed by COVID-19, our ability to achieve cost savings and reduce discretionary spending and investments, and the impact of COVID-19 and economic conditions on our future operations, among other matters. We caution you not to place undue reliance on any such forward-looking statements. Forward-looking statements do not guarantee future performance and involve known and unknown risks, uncertainties, and other factors. Several factors could cause our actual results, performance, or achievements to differ materially from those expressed in or contemplated by the forward-looking statements. Such risks include, but are not limited to:

•	continuation, resurgence, or worsening of the COVID-19 pandemic, including quarantines, “shelter-in-place” orders, or other travel restrictions;

•	new information which may emerge concerning the severity or impact of the COVID-19 pandemic and the development of vaccines and treatments for COVID-19;

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changes in consumer demand and confidence, including the impact of the COVID-19 pandemic on unemployment rates, consumer discretionary spending, and the demand for travel, transient, and group business;

•	the impact of COVID-19 on the global hospitality industry, particularly but not exclusively in the U.S. travel market;

•	the success of our mitigation efforts in response to the COVID-19 pandemic;

•	the performance of our brands and categories in any recovery from the COVID-19 pandemic disruption;

•	the timing and amount of future dividends and share repurchases;

•	changes to general, domestic, and foreign economic conditions, including access to liquidity and capital as a result of COVID-19;

•	future domestic or global outbreaks of COVID-19 or other epidemics, pandemics, or contagious diseases, or fear of such outbreaks;

•	changes in law and regulation applicable to the travel, lodging, or franchising industries;

•	foreign currency fluctuations;

•	impairments or declines in the value of our assets;

•	operating risks common in the travel, lodging, or franchising industries;

•	changes to the desirability of our brands as viewed by hotel operators and customers;

•	changes to the terms or termination of our contracts with franchisees and our relationships with our franchisees;

•	our ability to keep pace with improvements in technology utilized for marketing and reservations systems and other operating systems;

•	the commercial acceptance of our software as a service technology solutions division’s products and services;

•	our ability to grow our franchise system;

•	exposure to risks related to our hotel development, financing and ownership activities;

•	exposures to risks associated with our investments in new businesses;

•	fluctuations in the supply and demand for hotel rooms;

•	our ability to realize anticipated benefits from acquired businesses;

•	impairments or losses relating to acquired businesses;

•	the level of acceptance of alternative growth strategies we may implement;

•	cyber security and data breach risks;

•	ownership and financing activities;

•	hotel closures or financial difficulties of our franchisees;

•	operating risks associated with our international operations, especially in areas currently most affected by COVID-19;

•	the outcome of litigation;

•	our ability to effectively manage our indebtedness and secure our indebtedness; and

•	any future resurgence of COVID-19.

We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. For additional information regarding risk factors, see “Risk Factors” in this prospectus.

USE OF PROCEEDS

We will set forth in the applicable prospectus supplement or related free writing prospectus our intended use for the net proceeds received by us for our sale of securities under this prospectus. Unless otherwise indicated in the applicable prospectus supplement or any related free writing prospectus, we anticipate that the net proceeds from the sale of the securities that we may offer under this prospectus and any applicable prospectus supplement or free writing prospectus will be used for general corporate purposes. We will not receive any proceeds from the sale of shares of our common stock by any selling security holders.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Our Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”), authorizes common stock consisting of 160,000,000 shares, par value $0.01 per share. We may issue additional shares of common stock without further stockholder approval, up to the maximum authorized number of shares, except as may be otherwise required by applicable law or stock exchange regulations.

Dividend Rights. Holders of our common stock are entitled to receive, subject to preferences that may be applicable from time to time with respect to any outstanding preferred stock, such dividends as are declared by the board of directors of Choice.

Voting Rights. Each holder of our common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights.

Rights upon Liquidation or Dissolution. In the event of liquidation or dissolution, each share of common stock is entitled to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of our common stock have no preferential, preemptive, conversion, sinking fund or redemption rights.

Preferred Stock

Our Certificate of Incorporation authorizes preferred stock consisting of 5,000,000 shares, par value $0.01 per share. Of the authorized preferred shares, 1,000,000 are designated Series A Junior Participating Preferred Stock. No preferred shares currently are outstanding. Under our Certificate of Incorporation, our board of directors may from time to time establish and issue preferred shares. Our board of directors may determine the designation, preference, limitations and relative rights of each series of preferred shares so issued.

The prospectus supplement relating to any preferred shares offered thereby will contain the specific terms thereof, including, without limitation:

•	the designation of such preferred shares;

•	the number of such preferred shares offered, the liquidation preference per share and the offering price of such preferred shares;

•	the dividend rate, period and/or payment date or method of calculation thereof applicable to such preferred shares;

•	the date from which dividends on such preferred shares will accumulate, if applicable;

•	the voting rights of the preferred shares;

•	the provision for a sinking fund, if any, for such preferred shares;

•	the provision for redemption, if applicable, of such preferred shares;

•	the terms and conditions, if applicable, upon which such preferred shares will be convertible into our common shares, including the conversion price (or manner of calculation thereof);

•	any other specific preferences, limitations and relative rights of such preferred shares;

•	a discussion of federal income tax considerations applicable to such preferred shares;

•	the relative ranking and preferences of such preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

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any limitations on issuance of any series of preferred shares ranking senior to or on a parity with such series of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	whether interests in such preferred shares will be represented by depositary shares.

Because our board of directors has the power to establish the preference, limitations and relative rights of each series of preferred shares, it may afford the holders of any series of preferred shares preference, limitations and relative rights, voting or otherwise, senior to the rights of holders of common stock.

Certain Anti-takeover Matters

Our Certificate of Incorporation and our Amended and Restated Bylaws, as amended (our “Bylaws”), contain provisions that may make it more difficult for a potential acquirer to acquire us by means of a transaction that is not negotiated with our board of directors. These provisions and the General Corporation Law of the State of Delaware (the “DGCL”) could delay or prevent entirely a merger or acquisition that our stockholders consider favorable. These provisions may also discourage acquisition proposals or have the effect of delaying or preventing entirely a change in control, which could harm our stock price. Our board of directors is not aware of any current effort to accumulate shares of our common stock or to otherwise obtain control of our Company and does not currently contemplate adopting or recommending the approval of any other action that might have the effect of delaying, deterring or preventing a change in control of our Company.

Following is a description of the anti-takeover effects of certain provisions of our Certificate of Incorporation, Bylaws and the DGCL.

No stockholder action by written consent. The DGCL provides that stockholders of a Delaware corporation can act by written consent instead of by vote at a stockholder meeting, unless the corporation’s certificate of incorporation provides otherwise. Our Certificate of Incorporation provides that stockholders may not act by written consent.

No cumulative voting. The DGCL provides that stockholders of a Delaware corporation are not entitled to the right to cumulate votes in the election of directors, unless its certificate of incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting.

Special meetings of stockholders. Our Certificate of Incorporation provides that special meetings of stockholders may only be called by the chairman or vice chairman of the board of directors or the corporate secretary upon the written request of a majority of the board of directors. Our Bylaws provide that to properly bring business before a special meeting of stockholders, the business must be specified in a notice of meeting given by or at the direction of the board of directors or otherwise properly brought before the meeting by or at the direction of the board of directors. However, in the event the Company calls a special meeting of stockholders for the purpose of electing one or more directors, stockholders seeking to nominate candidates for election as directors must provide timely notice of their nominations in writing to our corporate secretary.

Generally, to be timely, a stockholder’s notice must be received by the corporate secretary not later than the close of business on the later of (i) the sixtieth day prior to such special meeting or (ii) the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure thereof was made by the Company, whichever first occurs. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to make nominations for directors at a special meeting of stockholders called for the purpose of electing directors.

Advance notice requirements for stockholder proposals and director nominations. Our Bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to our corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the previous year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary, notice by the stockholder to be timely must be received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (i) the sixtieth day prior to such annual meeting or (ii) the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure thereof was made by the Company, whichever first occurs. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Registrar and Transfer Agent

The registrar and transfer agent for our common stock is Computershare Investor Services.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. Unless we specify otherwise in the applicable prospectus supplement, debt securities are to be issued under an Indenture (the “Indenture”), entered into on August 25, 2010 between Choice and Wells Fargo Bank, National Association, as trustee (the “Trustee”), a copy of which has been filed with the SEC and is an exhibit to the registration statement of which this prospectus is a part.

The following description of selected provisions of the Indenture and the debt securities that may be issued thereunder is not complete, and the description of selected terms of the debt securities of a particular series included in the applicable prospectus supplement also will not be complete. You should review the form of the Indenture, any supplemental indentures and the form of the applicable debt securities, which forms have been or will be filed as exhibits to the registration statement of which this prospectus is a part, or as exhibits to documents which have been or will be incorporated by reference in this prospectus.

The following description of debt securities and the description of the debt securities of the particular series in the applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the Indenture, any supplemental indentures and the applicable debt securities, which provisions, including defined terms, are incorporated by reference in this prospectus. Capitalized terms used but not defined in this section shall have the meanings assigned to those terms in the Indenture. The following description of debt securities describes general terms and provisions of the series of debt securities to which any prospectus supplement may relate. When the debt securities of a particular series are offered for sale, the specific terms of such debt securities will be described in the applicable prospectus supplement. If any particular terms of such debt securities described in a prospectus supplement are inconsistent with any of the terms of the debt securities generally described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

The Indenture does not limit the amount of debt securities which can be issued thereunder and provides that debt securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by us. The debt securities may be secured as and to the extent described in the applicable prospectus supplement. Where applicable, the prospectus supplement also will describe any material United States federal income tax considerations relating to the offering. For purpose of this section of the prospectus, references to the “Company,” “we,” “us,” “our,” “Choice” and similar terms refer only to Choice Hotels International, Inc. and not to any of its subsidiaries.

The prospectus supplement relating to any debt securities offered thereby will contain the specific the terms thereof, including where applicable:

•	the principal amount offered;

•	the title of the securities of the series;

•	any limit upon the aggregate principal amount of the securities of the series which may be authenticated and delivered under the Indenture;

•	the date or dates on which the principal of the securities of the series is payable;

•

the rate or rates at which the securities of the series shall bear interest, if any, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable and the regular record date for the interest payable on any interest payment date;

•	the currency or currencies in which the securities of the series shall be denominated (if other than U.S. Dollars);

•	the place or places where the principal of (and premium, if any) and interest on securities of the series shall be payable;

•

whether securities of the series are to be issued in registered form or bearer form or both, and if in bearer form, whether coupons will be attached to them and whether securities of the series in bearer form may be exchanged for securities of the series issued in registered form, and the circumstances under which and the places at which any such exchanges, if permitted, may be made;

•

if the securities of the series are to be issued in bearer form or as one or more global notes representing securities of the series in bearer form, whether certain provisions for the payment of additional interest or tax redemptions shall apply; whether interest with respect to any portion of temporary securities of the series in bearer form payable with respect to any interest payment date prior to the exchange of such temporary securities in bearer form for definitive securities of a series in bearer form shall be paid to any clearing organization with respect to the portion of such temporary securities in bearer form held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the persons entitled to interest payable on such interest payment date; and the terms upon which a temporary securities in bearer form may be exchanged for one or more definitive securities of the series in bearer form;

•

the obligation, if any, of Choice to redeem, purchase or repay the securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder, and the price or prices at which, the period or periods within which, and the terms and conditions upon which, securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligations;

•	the terms, if any, upon which the securities of the series may be convertible into or exchanged for any of Choice’s common stock, preferred stock, other debt securities or other securities;

•	if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which securities of the series shall be issuable;

•

if the amount of principal, premium or interest with respect to the securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•

if the principal amount payable at the stated maturity of securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity and which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in Dollars;

•	any changes or additions to legal defeasance, covenant defeasance and satisfaction and discharge;

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if other than the principal amount thereof, the portion of the principal amount of securities of the series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to the Indenture;

•

the terms, if any, of the transfer, mortgage, pledge or assignment as security for the securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether any provisions of the Trust Indenture Act of 1939, as amended, are applicable and any corresponding changes to provisions of the Indenture as then in effect;

•

any addition to or change in the Events of Default which applies to the securities of the series and any change in the right of the Trustee or the requisite holders of such securities to declare the principal amount of, premium, if any, and interest on such securities due and payable;

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if the securities of the series shall be issued in whole or in part in the form of a global note, the terms and conditions, if any, upon which such global note may be exchanged in whole or in part for other individual securities of the series, the Depositary for such global note and the form of any legend or legends to be borne by any such global note in addition to or in lieu of the global note legend;

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any Trustee, authenticating agent, agent accepting securities of the series and issuing payments, agent accepting service of notices and demands to or upon us with respect to the securities of the series, or agent registering transfers or exchanges of securities of the series;

•	the applicability of, and any addition to or change in, the covenants (and the related definitions) which applies to securities of the series;

•	with regard to securities of the series that do not bear interest, the dates for certain required reports to the Trustee;

•	the intended United States Federal income tax consequences of the securities;

•	the terms applicable to original issue discount securities, including the rate or rates at which original issue discount will accrue;

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whether and the extent to which the securities of the series will be guaranteed by any guarantors, the identity of any such guarantors, the ranking of any such guarantee, the manner in which any such guarantees may be terminated and the form of any such guarantee;

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whether the securities of the series will be secured, and if so, the property covered by the security interest, the priority of the security interest, the method of perfecting the security interest and any escrow arrangements related to the security interest; and

•	any other terms of the securities (which terms shall not be inconsistent with the provisions of the Indenture).

The debt securities may be issued in one or more series with the same or various maturities.

Transfer and Exchange

The debt securities of a series may be issued in either registered form (“Registered Securities”) or global form. See “Book-Entry Securities.”

Registered Securities may be separated into smaller denominations or combined into larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

You may transfer Registered Securities and you may exchange Registered Securities at the office of the Trustee. The Trustee will act as our agent for registering Registered Securities in the names of holders and transferring debt securities issued as Registered Securities. We may designate someone else to perform this function. Whoever maintains the list of registered holders is called the “Registrar.”

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay us for any transfer tax or other governmental charge payable upon the exchange or transfer. The transfer or exchange will be made only if the Registrar is satisfied with your proof of ownership.

If we designate additional Registrars, we will name them in the accompanying prospectus supplement. We may cancel the designation of any particular Registrar. We may also approve a change in the office through which any Registrar acts.

If we redeem less than all of the debt securities of a redeemable series, we may block the transfer or exchange of Registered Securities during the period beginning 15 days before the day of mailing of a notice of redemption of such Registered Securities and ending on the day of such mailing. We may also decline to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Debt Security being partially redeemed.

If the offered debt securities are redeemable, we will describe the procedures for redemption in the accompanying prospectus supplement.

In this “Transfer and Exchange” section of this prospectus, “you” means direct holders and not indirect holders of debt securities.

Definitions

“Attributable Indebtedness” with respect to any sale and leaseback transaction that is subject to the restrictions described under “Covenants—Limitations on Sale and Leaseback Transactions” means:

•	if such sale and leaseback transaction is a Capitalized Lease Obligation, the amount of Indebtedness represented thereby according to the definition of “Capitalized Lease Obligations;” and

•

in all other instances, the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended) determined in accordance with GAAP, discounted at a rate that at the inception of the lease the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease that is accounted for as a capital lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Consolidated Net Assets” means the consolidated total assets of Choice and its Subsidiaries, after deducting therefrom all current liabilities of Choice and its Subsidiaries (other than the current portion of long-term Indebtedness of Choice and its Subsidiaries and Capitalized Lease Obligations of Choice and its Subsidiaries), all as set forth on the latest consolidated balance sheet of Choice prepared in accordance with GAAP.

“Funded Debt” means all Indebtedness of Choice and its Subsidiaries with a stated maturity of more than one year after, or which is renewable or extendable at the option of Choice for a period ending more than one year after, the date as of which Funded Debt is being determined.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of the Indenture, including those principles set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Indebtedness” means, with respect to any Person, indebtedness of, or guaranteed or assumed by, the Person for borrowed money, including indebtedness evidenced by bonds, debentures, notes, or other similar instruments and reimbursement and cash collateralization of letters of credit, bankers’ acceptances, interest rate hedge and currency hedge agreements, if any such indebtedness would appear as a liability upon a consolidated balance sheet of the Person and its Subsidiaries prepared in accordance with GAAP (not including contingent liabilities that appear only in a footnote to such balance sheet).

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Permitted Liens” means:

(a) Liens existing on the date of the Indenture;

(b) Liens in favor of Choice or a Restricted Subsidiary;

(c) Liens on any property existing at the time of the acquisition thereof;

(d) Liens on any property of a Person or its Subsidiaries existing at the time such Person is consolidated with or merged into Choice or a Restricted Subsidiary, or Liens on any property of a Person existing at the time such Person becomes a Restricted Subsidiary;

(e) Liens to secure all or part of the cost of acquisition (including Liens created as a result of an acquisition by way of Capitalized Lease Obligations), construction, development or improvement of the underlying property, or to secure Indebtedness incurred to provide funds for any such purposes; provided, that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 18 months after the later of (A) the completion of the acquisition, construction, development or improvement of such property and (B) the placing in operation of such property or of such property as so constructed, developed or improved;

(f) Liens securing industrial revenue, pollution control or similar bonds; and

(g) any extension, renewal or replacement (including successive extensions, renewals and replacements), in whole or in part, of any Lien referred to in any of clauses (a) through (f) of this definition of Permitted Liens that would not otherwise be permitted pursuant to any of clauses (a) through (f) of this definition of Permitted Liens, to the extent that (A) the principal amount of Indebtedness secured thereby and not otherwise permitted to be secured pursuant to any of clauses (a) through (f) of this definition of Permitted Liens does not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of any such extension, renewal or replacement, except that where (1) the Indebtedness so secured at the time of any such extension, renewal or replacement was incurred for the sole purpose of financing a specific project and (2) additional Indebtedness is to be incurred in connection with such extension, renewal or replacement solely to finance the completion of the same project, the additional Indebtedness may also be secured by such Lien; and (B) the property that is subject to the Lien serving as an extension, renewal or replacement is limited to some or all of the Property that was subject to the Lien so extended, renewed or replaced.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means (i) a parcel of improved or unimproved real estate or other physical facility or depreciable asset of Choice or a consolidated Subsidiary of Choice, the net book value of which on the date of determination exceeds 7.5% of Consolidated Net Assets and (ii) any group of parcels of real estate, other physical facilities, and/or depreciable assets of Choice and/or its consolidated Subsidiaries, the net book value of which, when sold in one or a series of related sale and leaseback transactions or securing Indebtedness issued in respect of such Principal Properties, on the date of determination exceeds 7.5% of the Consolidated Net Assets. For purposes of the foregoing, “related sale and leaseback transactions” refers to any two or more such contemporaneous transactions which are on substantially similar terms with substantially the same parties.

“Restricted Subsidiary” means any Subsidiary of Choice that owns, operates or leases one or more Principal Properties.

“Subsidiary” in respect of any Person, means (i) any Person of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the Subsidiaries of that Person or a combination thereof, and (ii) any partnership, joint venture or other Person in which such Person or one or more of the Subsidiaries of that Person or a combination thereof has the power to control by contract or otherwise the board of directors or equivalent governing body or otherwise controls such entity.

Covenants

The Indenture does not limit the amount of Indebtedness or other obligations that may be incurred by the Company and its Subsidiaries. The Indenture does contain the following covenants, among others:

Limitations on Liens

The Indenture provides that Choice will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any Principal Property or any capital stock of any Restricted Subsidiary which owns or leases Principal Property (whether such Principal Property or capital stock are now owned or hereafter acquired), or any interest therein or any increase or profits therefrom, unless all payments due under the Indenture and the debt securities are secured on an equal and ratable basis with (or prior to) the obligations so secured until such time as such obligation is no longer secured by a Lien, except in the case of Permitted Liens or as provided under “—Exempted Debt” below.

Limitations on Sale and Leaseback Transactions

The Indenture provides that, except as provided under “—Exempted Debt” below, Choice will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement with any Person (other than the Company or any Subsidiary of the Company) providing for the leasing by Choice or a Restricted Subsidiary of any Principal Property owned by Choice or such Restricted Subsidiary (except for leases for a term of not more than three years), which property has been or is to be sold or transferred by Choice or such Restricted Subsidiary to such Person on the security of such Principal Property more than 365 days after the acquisition thereof or the completion of construction and commencement of full operation thereof unless either (a) Choice or such Restricted Subsidiary would be entitled, pursuant to the provisions of the Indenture, to incur Indebtedness secured by a Lien on the Property to be leased in an amount equal to the Attributable Indebtedness with respect to such transaction without equally and ratably securing the debt securities, or (b) Choice, within 180 days after the effective date of such transaction, applies to the voluntary retirement of its Funded Debt an amount equal to the value of such transaction, defined as the greater of the net proceeds of the sale of the Principal Property leased in such transaction or the fair value, in the opinion of Choice’s board of directors, of the leased Principal Property at the time such transaction was entered into.

Exempted Debt

Notwithstanding the foregoing limitations on Liens and sale and leaseback transactions, Choice and its Restricted Subsidiaries may create, incur or otherwise cause to suffer to exist or become effective Liens without securing the debt securities or enter into a sale and leaseback transaction without retiring Funded Debt, or enter into a combination of such transactions, provided that, at the time of such event, and after giving effect thereto and to the retirement of any other such Indebtedness which is concurrently being repaid, the sum of (x) the principal amount of such Indebtedness secured by such Liens or the Attributable Indebtedness in respect of such sale and leaseback transaction, as the case may be, and (y) the principal amount of all other such Indebtedness secured by such Liens (not including Liens permitted under “—Limitations on Liens” above) and all other Attributable Indebtedness in respect of sale and leaseback transactions then outstanding (not including sale and leaseback transactions permitted under “—Limitations on Sale and Leaseback Transactions” above), measured, in each case, at the time any such Lien is incurred or any such sale and leaseback transaction is entered into, does not exceed the greater of (i) $25 million or (ii) 15% of the Consolidated Net Assets of Choice and its consolidated Subsidiaries.

Merger and Consolidation

We covenant that we will not consolidate with or merge into any Person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our and our Subsidiaries’ properties and assets as an entirety unless, among other things:

•

the successor Person is Choice or another entity organized and existing under the laws of the United States, any state or territory thereof or the District of Columbia that assumes our obligations on the debt securities and under the Indenture;

•	immediately after giving effect to such transaction, Choice or the successor Person would not be in default under the Indenture; and

•

Choice shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the terms of the Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Except as described above or as set forth in the applicable prospectus supplement, the Indenture does not contain any provisions that would afford holders of the debt securities protection in the event of:

•	a highly leveraged or similar transaction involving us;

•	a change in our control or a change in our management; or

•	a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities.

In addition, subject to the limitations set forth above, we may, in the future, enter into certain transactions such as the sale of our properties and assets substantially as an entirety or a merger or consolidation with another entity that could increase the amount of our Indebtedness or the Indebtedness of our Subsidiaries or otherwise adversely affect our financial condition or results of operations, which may have an adverse effect on our ability to service our Indebtedness, including the debt securities. We have no present intention of engaging in a highly leveraged or similar transaction involving us.

Events of Default

An Event of Default with respect to a series of the Debt Securities is defined in the Indenture as being:

(i) default in the payment of any principal or premium (if any) of the series of Debt Securities;

(ii) default for 30 days in the payment of any installment of interest on the series of Debt Securities;

(iii) default by Choice in the performance of any other covenants or agreements in the Indenture contained therein for the benefit of the series of Debt Securities which shall not have been remedied for a period of 90 days after written notice of such default to Choice by the Trustee or to Choice and the Trustee by the holders of at least 25% in aggregate principal amount of the series of Debt Securities;

(iv) default by Choice or any Subsidiary under any Indebtedness (except non-recourse indebtedness) having an aggregate principal amount of $25 million or 15% of Consolidated Net Assets (whichever amount is greater), or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured any Indebtedness for money borrowed by Choice or any Subsidiary having an aggregate principal amount of $25 million or 15% of Consolidated Net Assets (whichever amount is greater), for failure to pay a portion of the principal when due (after any grace period has passed) or as a result of Indebtedness being declared due before it otherwise would have been due, and this repayment obligation has not been rescinded or annulled within ten days of written notice to Choice (sent by either the Trustee or by the holders of at least 25% of the outstanding principal amount of the series of Debt Securities to Choice and the Trustee) or remedied, cured or waived before a declaration of acceleration of the series of Debt Securities;

(v) certain events of bankruptcy, insolvency or reorganization of Choice or a significant subsidiary of Choice; or

(vi) any other Event of Default specified for the series in the applicable prospectus supplement.

The Indenture provides that if an Event of Default under clause (i), (ii), (iii), (iv) or (vi) above shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the series of Debt Securities may declare the principal of all the Debt Securities of that series, together with any accrued interest and premium (if any), to be due and payable immediately.

If an Event of Default under clause (v) above shall have occurred and be continuing, then the principal of all the Debt Securities, together with any accrued interest and premium (if any), will be due and payable immediately without any declaration or other act on the part of the Trustee or any holder of a debt security. Upon certain conditions such declaration (including a declaration caused by a default in the payment of principal or interest, the payment for which has subsequently been provided) may be annulled by the holders of a majority in principal amount of the series of Debt Securities.

In addition, past defaults may be waived by the holders of a majority in principal amount of the series of Debt Securities, except a default in the payment of principal of or interest and premium (if any) on any debt security, a default arising from failure to redeem or purchase a debt security when required by the Indenture, or a default in respect of a covenant or provision of the Indenture which cannot be modified or amended without the approval of the holder of each debt security affected.

The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the holders of Debt Securities issued thereunder before proceeding to exercise any right or power under the Indenture at the request of the holders of such Debt Securities.

The Indenture also provides that the holders of a majority in principal amount of the outstanding Debt Securities of a particular series issued thereunder and affected (each series voting as a separate class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series.

The Indenture contains a covenant that Choice will file annually with the Trustee a certificate as to the absence of any default or specifying any default that exists.

Satisfaction and Discharge

The Indenture will cease to be of further effect as to a series of Debt Securities (except as to surviving rights of registration of transfer or exchange of Debt Securities, as expressly provided for in the Indenture) when either:

•	all Debt Securities of the series theretofore authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid) have been delivered to the Trustee for cancellation, or

•	with respect to all Debt Securities of a series due and payable within one year not theretofore delivered to the Trustee for cancellation,

•

Choice has deposited or caused to be deposited with the Trustee funds or government securities (as defined in the Indenture), or any combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the Debt Securities of the series not theretofore delivered to the Trustee for cancellation, for unpaid principal and interest to maturity;

•	Choice has paid all other sums payable by it with respect to the Debt Securities of the series under the Indenture; and

•

Choice has delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent under the Indenture to the satisfaction and discharge of the Indenture with respect to the series of Debt Securities have been complied with.

Covenant and Legal Defeasance

The Indenture provides that Choice need not comply with certain restrictive covenants of the Indenture (including those described under “Covenants” above) or it will be deemed to have been discharged from its obligations with respect to a series of Debt Securities under the Indenture if:

•

Choice deposits in trust with the Trustee money or government securities, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient, in the opinion of a nationally recognized firm of certified public accountants, to pay all the principal of and interest and premium (if any) on the Debt Securities of the series when due;

•

Choice shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the defeasance have been complied with;

•

no default or Event of Default with respect to that series of debt securities shall have occurred and be continuing under subsection (v) of “Events of Default” above at any time in the period ending on the 91st day after the date of deposit; and

•

Choice delivers to the Trustee an opinion of counsel to the effect that the holders of Debt Securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such defeasance had not occurred.

Modification and Waiver

Without the consent of any holder of the Debt Securities, Choice and the Trustee may modify or amend the Indenture to clarify or to make certain other changes that would not materially adversely affect the legal rights of any holder.

With the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of the particular series affected, Choice and the Trustee may modify or amend the Indenture; provided, however, that no such modification or amendment may, without the consent of the holder of each debt security affected:

•

change the stated maturity of the principal of, or any installment of interest on, any debt security or reduce the principal amount thereof or the rate of interest thereon, or change the coin or currency in which any debt security or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the stated maturity thereof;

•	reduce the amount payable upon the redemption of any debt security or change the time at which such debt security may be redeemed;

•

waive a default or Event of Default in the payment of principal of or premium, if any, or interest on the Debt Securities (except a rescission of acceleration of the Debt Securities by the holders of not less than a majority in aggregate principal amount of the then outstanding Debt Securities and a waiver of the payment default that resulted from such acceleration);

•	waive a redemption payment with respect to any debt security;

•

reduce the principal amount of Debt Securities of a series whose holders must consent to a modification or waiver, or make any change in the Indenture relating to waivers of past defaults or the rights of holders of Debt Securities of a series to receive payments of principal of, or premium, if any, or interest on the Debt Securities; or

•

modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults, except to increase the percentage of outstanding Debt Securities required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each debt security.

Concerning our Relationship with the Trustee

We and our Subsidiaries maintain ordinary banking relationships and revolving credit facilities with affiliates of Wells Fargo Bank, National Association.

BOOK-ENTRY SECURITIES

The securities offered by means of this prospectus and any related prospectus supplement may be issued in whole or in part in book-entry form, meaning that beneficial owners of the securities would not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. Securities issued in book-entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by the depositary or any nominee of such depositary to a successor depositary or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

SELLING SECURITY HOLDERS

If the registration statement of which this prospectus forms a part is used by selling security holders for the resale of any shares of common stock or other securities registered thereunder, information about such selling security holders, their beneficial ownership of our common stock or other securities and their relationship with us will be set forth in a prospectus supplement or in filings we make with the SEC under the Exchange Act that are incorporated by reference herein or therein.

The applicable prospectus supplement will set forth the name of each selling security holder and the number of and type of securities beneficially owned by such selling security holder prior to and after the completion of an offering that are covered by such prospectus supplement. The applicable prospectus supplement also will disclose whether any of the selling security holders have held any position or office with, have been employed by or otherwise have had a material relationship with us or any of our affiliates during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We may offer the offered securities in one or more of the following ways from time to time:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents;

•	to investors directly in negotiated sales or in competitively bid transactions;

•	to holders of other securities in exchanges in connection with acquisitions; or

•	through a combination of any of these methods or by any other legally available means.

The prospectus supplement for each series of securities we sell will describe the offering, including:

•	the name or names of any underwriters;

•	the purchase price and the proceeds to us from that sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any indemnification arrangements between us and the underwriters;

•	any stabilizing or market making transactions that the underwriters or any member of the selling group intend to engage in;

•	any commissions paid to agents;

•	the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities will be listed.

LEGAL MATTERS

In connection with offerings of particular securities in the future, and if stated in the appropriate prospectus supplement, the validity of the securities offered pursuant to this prospectus and any prospectus supplement will be passed upon for us by Hogan Lovells US LLP.

EXPERTS

The consolidated financial statements of Choice Hotels International, Inc., appearing in Choice Hotels International, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of Choice Hotels International, Inc.’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede information included or previously incorporated by reference into this prospectus from the date we file the document containing such information. Except to the extent furnished and not filed with the SEC, or as otherwise permitted by the SEC rules, we incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, from the date of this prospectus until the completion of the offering in the relevant prospectus supplement to which this prospectus relates or this offering is terminated.

The documents we incorporate by reference into this prospectus are:

1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 2, 2020;

2. Our Quarterly Report on Form 10-Q for the quarter ended March  31, 2020, filed on May 11, 2020;

3. Our Current Reports on Form 8-K filed on February  21, 2020, April  9, 2020, April  20, 2020, and May 5, 2020; and

4. The description of our Common Stock contained in Form 10-12B, filed on September  19, 1997.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Choice Hotels International, Inc.

1 Choice Hotels Circle, Suite 400

Rockville, MD 20850

(301) 592-5000

Attention: Corporate Secretary

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We therefore file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. Our filings are also available free of charge on our website at http://www.choicehotels.com as soon as reasonably practicable following the time that they are filed with or furnished to the SEC. Information contained on our website is not incorporated by reference into this prospectus or any prospectus supplement, and information contained on our website does not constitute a part of this prospectus or any prospectus supplement.

$450,000,000

Choice Hotels International, Inc.

3.700% Senior Notes due 2031

PROSPECTUS SUPPLEMENT

Wells Fargo Securities

SunTrust Robinson Humphrey

J.P. Morgan

US Bancorp

Fifth Third Securities

Goldman Sachs & Co. LLC

Co-Managers

Barclays

BofA Securities

Capital One Securities

Deutsche Bank Securities

PNC Capital Markets LLC

July 9, 2020